   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997
                                                    REGISTRATION NO. 333-18289
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON D.C. 20549
                                    ------
                               AMENDMENT NO. 2
                                      TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                     HAWAIIAN NATURAL WATER COMPANY, INC.
            (Exact name of Registrant as specified in its charter)


           Hawaii                              5149                        99-0314848
  (State or jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)       Classification Code Number)       Identification Number)

                               248 Mokauea Street
                             Honolulu, Hawaii 96819
                                 (808) 832-4550
          (Address and telephone number of principal executive offices)
                                     ------
                     Marcus Bender, Chief Executive Officer
                      Hawaiian Natural Water Company, Inc.
                               248 Mokauea Street
                             Honolulu, Hawaii 96819
                                 (808) 832-4550
           (Name, address, and telephone number of agent for service)
                                     ------
                                   Copies to:

    RICHARD P. MANSON, ESQ.                      RUBI FINKELSTEIN, ESQ.
    Graham & James LLP                           Orrick, Herrington &
    801 South Figueroa Street                    Sutcliffe LLP
    Los Angeles, California 90017                666 Fifth Avenue
    (213) 624-2500                               New York, New York 10103
                                                 (212) 506-5000


   Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

   If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                       CALCULATION OF REGISTRATION FEE


==============================================================================================================
                                                     Proposed maximum    Proposed maximum
Title of each class of securities    Amount to be   offering price per   aggregate offering    Amount of
         to be registered             registered         security              price(1)      registration fee
--------------------------------------------------------------------------------------------------------------
Units consisting of:
(a) Common Stock, no
    par value
(b) Common Stock
    Purchase Warrants
             ("Warrants")                    (2)              (2)         $ 9,200,000        $2,787.88
--------------------------------------------------------------------------------------------------------------
Common Stock underlying
 Warrants  .......................  2,300,000(3)         $6.00(4)         $13,800,000         4,181.82
--------------------------------------------------------------------------------------------------------------
Additional Warrants and
 Common Stock underlying
 Additional Warrants  ............    750,000(3)         $6.00(4)         $ 4,500,000        $1,363.64
--------------------------------------------------------------------------------------------------------------
Total  .................................................................................     $8,333.34(5)
==============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.

(2) Omitted pursuant to Rule 457(o).

(3) This Registration Statement covers such currently inderminable number of additional shares of Common Stock as may be issuable upon exercise of the Warrants.

(4) Calculated pursuant to Rule 457(g), based upon this initial exercise price of the Warrants.

(5) Of which, $7,787.89 was paid previously.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

             CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                    Form SB-2 Item Number and Caption                                Caption or Location in Prospectus
                    -----------------------------------                              ----------------------------------
 1.       Front of Registration Statement and Outside Front
          Cover Page of Prospectus..................................     Outside Front Cover Page of Prospectus

 2.       Inside Front and Outside Back Cover Pages of
          Prospectus................................................     Inside Front and Outside Back Cover Pages of
                                                                         Prospectus

 3.       Summary Information, Risk Factors and Ratio of
          Earnings to Fixed Charges.................................     Prospectus Summary; The Company; Risk Factors
                                                                         (Inapplicable as to Ratio of Earnings to Fixed Charges)

 4.       Use of Proceeds...........................................     Prospectus Summary; Use of Proceeds;
                                                                         Management's Discussion and Analysis of
                                                                         Financial Condition and Results of Operations

 5.       Determination of Offering Price..........................      Outside Front Cover Page of Prospectus;
                                                                         Underwriting

 6.       Dilution ................................................     Dilution

 7.       Selling Security Holders..................................     Prospectus Summary; Selling Securityholders

 8.       Plan of Distribution.......................................    Outside Front Cover Page of Prospectus;
                                                                         Underwriting; Selling Securityholders

 9.       Legal Proceedings ..........................................   Inapplicable

10.       Directors, Executive Officers, Proprietors and
          Control Persons.............................................   Management

11.       Security Ownership of Certain Beneficial Owners
          and Management..............................................   Principal Stockholders

12.       Description of Securities...................................   Risk Factors; Dividend Policy; Description of
                                                                         Capital Stock

13.       Interests of Named Experts and Counsel .....................   Legal Matters; Experts

14.       Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities..............   Inapplicable

15.       Organization Within Last Five Years.........................   The Company; Management's Discussion and Analysis of
                                                                         Financial Condition and Results of Operations; Certain
                                                                         Transactions

16.       Description of Business ...................................    Prospectus Summary; The Company; Capitalization;
                                                                         Selected Financial Data; Management's Discussion and
                                                                         Analysis of Financial Condition and Results of
                                                                         Operations; Business; Management; Principal
                                                                         Stockholders; Certain Transactions; Financial Statements

17.       Management's Discussion and Analysis or
          Plan of Operation ..........................................   Use of Proceeds; Management's Discussion and Analysis of

                                                                         Financial Condition and Results of Operations

18.       Description of Property ...................................    Business

19.       Certain Relationships and Related Transactions.............    Certain Transactions

                    Form SB-2 Item Number and Caption                                Caption or Location in Prospectus
                    -----------------------------------                              ----------------------------------
20.       Market for Common Equity and Related
          Stockholder Matters........................................    Outside Front Cover Page of Prospectus; Risk Factors;
                                                                         Dividend Policy; Description of Capital Stock;
                                                                         Securities Eligible for Future Sale

21.       Executive Compensation ....................................    Management

22.       Financial Statements.......................................    Financial Statements

23.       Changes in and Disagreements With Accountants on Accounting
          and Financial Disclosure..................................     Inapplicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1997


PROSPECTUS

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                               2,000,000 UNITS
              EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                          AND ONE REDEEMABLE WARRANT

   This Prospectus relates to an offering (the "Offering") of 2,000,000 Units (the "Units"), each Unit consisting of one share of common stock, no par value ("Common Stock"), and one redeemable common stock purchase warrant ("Redeemable Warrant") of Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"). The shares of Common Stock and Redeemable
Warrants comprising the Units will be separately tradeable upon issuance.
Each Redeemable Warrant entitles the registered holder thereof to purchase
one share of Common Stock at an initial exercise price of $      per share [150%
of the initial public offering price per Unit], subject to adjustment, at any
time following the date of issuance until     , 2002 [60 months from the date of
this Prospectus]. The Company shall have the right to redeem all, but not
less than all, of the Redeemable Warrants commencing      , 1998 [12 months from
the date of this Prospectus] at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the consent of Joseph Stevens & Company, Inc. (the "Underwriter"), and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Capital Stock."

   Prior to the Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants, and there can be no assurance that such a market will develop after the Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering price will be $4.00 per Unit. The offering price of the Units and the exercise price and other terms of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's assets or book value, results of operations or any other established criteria of value. See "Risk Factors," "Description of Capital Stock" and "Underwriting." The Company has applied to include the Units, the Common Stock and the Redeemable Warrants on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "HNWCU," "HNWC" and "HNWCW", respectively. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.
                                    ------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK
           AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS,"
                    COMMENCING ON PAGE 8, AND "DILUTION."
                                    ------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

================================================================================
                                    Price to     Underwriting     Proceeds to
                                     Public      Discounts(1)      Company(2)
--------------------------------------------------------------------------------
Per Unit  ... ..................     $              $                $
--------------------------------------------------------------------------------
Total(3)  ... ..................     $              $                $
================================================================================


1. Does not include additional compensation payable to the Underwriter in the form of a 3% non-accountable expense allowance, warrants to purchase 200,000 Units (the "Underwriter's Warrants") and a financial consulting fee of $2,000 per month for 24 months, all of which is payable at closing. The Company has also agreed to indemnify the Underwriter against certain liabilites, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
2. Before deducting expenses of the Offering payable by the Company, estimated at $550,000, including the Underwriter's non-accountable expense allowance.
3. The Company has granted the Underwriter an option (the "Over-Allotment Option"), exercisable for a period of 45 days from the date of this Prospectus, to purchase up to 300,000 additional Units on the same terms and conditions set forth above, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $ , $ , and $ , respectively. See "Underwriting."


   The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the Units offered hereby will be made against payment therefor, at the offices of Joseph Stevens & Company, Inc., New York,
New York, on or about    , 1997.

                                    ------

                        JOSEPH STEVENS & COMPANY, INC.


                  The date of this Prospectus is    , 1997.

                              [INSIDE FRONT COVER]

[Artwork consisting of three different size bottles of the Company's natural water and a pink orchid superimposed upon a background consisting of water in motion and three white orchids. Each bottle of water bears the label that appears on the Company's bottled water which is sold to consumers. Each label consists of a pink orchid superimposed on a blue, green and white rectangular background with the following text "BOTTLED AT THE SOURCE" appearing above the rectangle and "MAUNA LOA VOLCANO HAWAIIAN SPRINGS (TM) NATURAL ARTESIAN WATER sodium-free- noncarbonated" appearing below the rectangle.)

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

(continued from cover page)s

   This Prospectus also relates to 750,000 Redeemable Warrants (the "Selling Securityholders Warrants") and 750,000 shares of Common Stock (the "Selling Securityholders Shares") issuable upon exercise of the Selling Securityholders Warrants. The Selling Securityholders Warrants will be issued at the consummation of the Offering to certain security holders (the "Selling Securityholders") upon the automatic conversion of certain warrants (the "Bridge Warrants") issued to the Selling Securityholders in a private financing consummated in October 1996 (the "Bridge Financing"). Neither the Selling Securityholders Warrants nor the Selling Securityholders Shares may be sold for a period of 18 months following the date of this Prospectus without the prior written consent of the Underwriter. The Selling Securityholders Warrants and the Selling Securityholders Shares are not being underwritten in the Offering. The Company will not receive any proceeds from the sale of the Selling Securityholders Warrants or the Selling Securityholders Shares by the holders thereof, although the Company will receive proceeds from the exercise, if any, of the Selling Securityholders Warrants. See "Management"s Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," The Company--Recent Bridge Financing" and "Selling Securityholders."

   The Company intends to furnish to registered holders of the Units, Redeemable Warrants and Common Stock annual reports containing financial statements examined by an independent accounting firm.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. In August 1996, the Company effected a 1,111.428-for-one Common Stock split. In addition, in October 1996, the holders of the Company's then outstanding Convertible Preferred Stock converted all outstanding shares of such Convertible Preferred Stock into an aggregate of 389,000 shares of Common Stock. Except as otherwise noted, all information in this Prospectus (i) gives retroactive effect to the aforementioned stock split and conversion of Convertible Preferred Stock, (ii) assumes no exercise of the Over-Allotment Option, (iii) assumes no exercise of the Redeemable Warrants or the Selling Securityholders Warrants, and (iv) assumes no exercise of the Underwriter's Warrants. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                 THE COMPANY

   Hawaiian Natural Water Company, Inc. (the "Company") bottles, markets and distributes "natural" water under the name "Hawaiian Springs(TM)." The Company draws its water from a well located at the base of the Mauna Loa volcano in Kea'au on the Big Island of Hawaii. The water is "bottled at the source" in polyethylene therephthalate ("PET") plastic bottles, which are manufactured at the Company's bottling facility. This on-site bottle manufacturing operation enables the Company to reduce its packaging costs while at the same time improving its quality control, inventory management and delivery scheduling. The Company markets its water on the basis of superior quality and taste and on the worldwide reputation of Hawaii.

   The Company has met all Food and Drug Administration ("FDA") requirements for the labeling of its water as "bottled at the source" and "natural." "Bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. "Natural" signifies that the chemical composition and mineral content of the bottled water are the same as those at the source. This contrasts with "purified" water from which certain chemicals and minerals are removed by means of filtration.

   The Company began commercial operations in February 1995, selling initially in the Hawaiian market exclusively. The Company has since expanded its distribution on a limited basis into the West Coast and Southeastern portion of the United States, Guam and the Middle East.

   Approximately 2.88 billion gallons of bottled water were sold in the United States in 1995, of which approximately 29.3% were sold in California. Non-sparkling water accounted for approximately 2.43 billion gallons, or approximately 84.4%, of total U.S. bottled water sales. The fastest growing segment of the non-sparkling bottled water market in the United States is the retail, premium (bottles of two liters or less are considered premium), PET market, the market in which the Company currently competes. This segment, which grew from a total of 335.8 million gallons in 1994 to 426.8 million gallons in 1995 (a 27.1% increase), has grown at double digit rates since 1992, and is projected to continue growing at an average annual growth rate of approximately 9.4% through the year 2000.

   Most of the Company's product is sold through retail channels such as convenience stores and supermarkets, although the Company also sells through food service outlets such as restaurants, bars, airlines, hotels, country clubs and military installations. The Company distributes its product primarily through distributors, but also utilizes brokers and in California sells directly to specialty retail chains.

   The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. The Company plans to achieve this objective by expanding its presence in its current markets, entering new geographic markets and establishing distributor relationships as well as strategic distribution alliances with other national or international beverage companies in order to take advantage of their established distribution networks.

                                 THE OFFERING

Securities offered by the
  Company......................  2,000,000 Units, each Unit consisting of one share of Common Stock and one Redeemable
                                 Warrant. The shares of Common Stock and
                                 Redeemable Warrants comprising the Units
                                 will be detachable and separately tradeable
                                 upon issuance. Each Redeemable Warrant
                                 entitles the registered holder thereof to
                                 purchase one share of Common Stock at an
                                 initial exercise price of $     per share [150%
                                 of the initial public offering price per
                                 Unit], subject to adjustment, at any time
                                 following the date of issuance until     , 2002
                                 [60 months from the date of this
                                 Prospectus]. The Company shall have the
                                 right to redeem all, but not less than all,
                                 of the Redeemable Warrants commencing    , 1998
                                 [12 months from the date of this Prospectus] at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that
                                 (i) the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption, and (ii) the Company shall have obtained the consent of the Underwriter. See "Description of Capital Stock."

Securities offered by Selling
  Securityholders..............  750,000 Redeemable Warrants, which will be issued to the Selling Securityholders upon the automatic conversion of the Bridge Warrants, and 750,000 shares of Common Stock issuable upon exercise of such Redeemable Warrants (the "Concurrent Offering"). The Concurrent Offering is being registered at the Company's expense but is not being underwritten in the Offering. The Selling Securityholders Warrants and the Selling Securityholders Shares may be offered for resale at any time on or after the date hereof by the Selling Securityholders; provided, however, that the Selling Securityholders have agreed not to sell such securities for a period of 18 months following the date hereof without the prior written consent of the Underwriter. The Company will not receive any proceeds from the sale of the Selling Securityholders Warrants or the Selling Securityholders Shares by the holders thereof, although the Company will receive proceeds from the exercise, if any, of the Selling Securityholders Warrants. See "Selling Securityholders."

Common Stock outstanding before
  the Offering.................  1,599,212 shares(1)

Common Stock to be
  outstanding after the
  Offering ....................  3,599,212 shares(1)

Redeemable Warrants to be
  outstanding after the
  Offering ....................  2,750,000(2)

Proposed trading symbols on
  NASDAQ SmallCap Market.......  Units: "HNWCU"
                                 Common Stock: "HNWC"
                                 Redeemable Warrants: "HNWCW"

Use of Proceeds................  The net proceeds of the Offering will be used (i) to repay indebtedness of
                                 approximately $1,550,000, including accrued interest, incurred in connection with the Bridge Financing, (ii) to repay other indebtedness of approximately $642,000, including accrued interest, owed to stockholders and other investors, (iii) to pay deferred compensation and consulting fees of approximately $115,000, (iv) for improvements to plant and equipment of up to $1,500,000, (v) for sales and marketing programs of up to $2,000,000, and (vi) the balance ($843,000) for working capital and general corporate purposes.


Risk Factors...................  Investment in the Units offered hereby is highly speculative and involves significant risks. These risks include (i) limited history of operations; (ii) working capital deficiencies, history of losses, accumulated deficit, ability to continue as a going concern; (iii) additional capital requirements, uncertainty of additional funding; (iv) lease of key operating assets;
                                 (v) dependence on key personnel; (vi)
                                 dependence on key customer; (vii)
                                 governmental regulation, quality control;
                                 (viii) competition; (ix) broad discretion of management in use of proceeds; (x) repayment of indebtedness, benefit to insiders, potential conflicts of interest; (xi) possible control by insiders; (xii) securities eligible for future sale; (xiii) absence of public market, arbitrary determination of offering price, possible volatility of stock price; (xiv) dilution;
                                 (xv) Underwriter's lack of experience,
                                 Underwriter's potential influence on the market; (xvi) continued quotation on the Nasdaq SmallCap Market; potential penny stock classification; (xvii) current prospectus and state Blue Sky registration required to exercise Redeemable Warrants; (xviii) redemption of Redeemable Warrants;
                                 (xix) reduced probability of change of
                                 control; and (xx) forward-looking
                                 information and associated risk. See "Risk
                                 Factors."


------
(1) Excludes (i) warrants to purchase an aggregate of 24,351 shares of Common Stock at an exercise price of $.000009 per share, (ii) outstanding options to purchase 225,000 shares of Common Stock at an exercise price of $4.00 per share and (iii) 775,000 shares of Common Stock issuable pursuant to options which may be granted under the Company's stock option plan.

(2) Includes 750,000 Selling Securityholders Warrants.

                        SUMMARY FINANCIAL INFORMATION

   The following table sets forth summary financial data of the Company for the period from inception (September 13, 1994) through December 31, 1994, for the year ended December 31, 1995 (collectively, the "Year-End Data") and for the nine month periods ended September 30, 1995 and 1996 (the "Nine-Month Data"). The Year-End Data has been derived from the audited financial statements of the Company appearing elsewhere herein, which have been audited by Arthur Andersen LLP. The Nine-Month Data has been derived from the unaudited financial statements of the Company. In the opinion of management, the Nine-Month Data has been prepared in accordance with generally accepted accounting principles on a basis consistent with the Year-End Data and includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operations set forth therein. The Nine-Month Data may not be indicative of the results expected for a full year or any other period. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes thereto and other financial and statistical data appearing elsewhere in this Prospectus.

                                  Period From
                                  Inception to      Year Ended          Nine Months Ended
                                  December 31,     December 31,           September 30,
                                 --------------   --------------   ----------------------------
                                      1994             1995            1995           1996
                                 --------------   --------------    ------------   ------------
Statement of Operations Data:
Net sales  ...................      $     --        $  588,920      $  534,611     $  748,600
Cost of sales  ...............            --           620,593         531,335        698,710
Gross margin  ................            --           (31,673)          3,276         49,890
Sales & marketing  ...........        10,565           220,651         117,241        137,742
General & administrative  ....        69,862           437,289         294,138        533,464
                                 --------------   --------------    ------------   ------------
  Total operating expenses  ..        80,427           657,940         411,379        671,206
Interest expense, net  .......            --            51,261          36,380         65,498
                                 --------------   --------------    ------------   ------------
Net loss  ....................      $(80,427)       $ (740,874)     $ (444,483)    $ (686,814)
                                 ==============   ==============    ============   ============
Net loss per share  ..........      $  (0.09)       $    (0.62)     $    (0.42)    $    (0.43)
                                 ==============   ==============    ============   ============
Weighted average number of
  common and common equivalent
  shares outstanding .........       861,357         1,202,540       1,070,306      1,599,212

                                   December 31, 1995                  September 30, 1996
                                   -----------------  ------------------------------------------------
                                                                                           Pro Forma
                                                           Actual        Pro Forma(1)   As Adjusted(2)
                                                       --------------    -------------   --------------
Balance Sheet Data:
Working capital (deficit)  .....      $  (721,336)      $(1,603,641)      $  (933,509)     $3,471,776
Total assets  ..................          703,272           846,001         2,081,229       5,921,418
Total liabilities  .............        1,104,836         1,948,379         2,996,107         751,392
Stockholders' equity (deficit)           (401,564)       (1,102,378)         (914,878)      5,170,026

------
(1) Gives retroactive effect to the Bridge Financing and the application of the net proceeds therefrom. See "The Company -- Recent Bridge Financing."
(2) Adjusted to give effect to the Offering and the initial application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

   The purchase of Units offered hereby involves substantial risks and immediate substantial dilution. Prospective investors should carefully consider the risk factors set forth below in addition to the other information contained in this Prospectus before purchasing the securities offered hereby.

   Limited History of Operations. The Company has been engaged in commercial operations only since February 1995. The Company generated $588,920 in net sales in the fiscal year ended December 31, 1995, and $748,600 in net sales in the nine months ended September 30, 1996. Approximately 72% of these sales occurred in the Hawaiian market. The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. To date, however, the Company has only begun to penetrate major target markets, such as the Mainland U.S.A., which is far larger than the Company's local market and will likely have a significant impact on the ultimate success of the Company's business. While the Company believes that it has a distinctive product with a basis for acceptance worldwide, to date, the demand for this product on a national and international level has been largely untested. See "Business--Distribution."


   Working Capital Deficiencies; History of Losses; Accumulated Deficit; Ability to Continue as a Going Concern. The Company had working capital deficiencies of $721,336 and $1,603,641 at December 31, 1995 and September 30, 1996, respectively, and a net loss of $740,874 and $686,814 for the fiscal year and nine months then ended, respectively. As of September 30, 1996, the Company had an accumulated deficit of $1,544,671. The Company's results of operations for the fourth quarter of fiscal 1996 and the first quarter of fiscal 1997 will include aggregate interest expense of approximately $615,000 relating to the Bridge Financing, including an aggregate of approximately $565,000 in amortization of original issue discount and offering expenses. See "The Company" and "Capitalization." Subsequent to September 30, 1996 the Company has continued to generate losses. The Company is likely to continue to generate losses until such time as it achieves higher sales levels. Whether the Company will achieve these higher sales levels depends upon the acceptance of its product in larger markets outside Hawaii, which are still substantially untested. There can be no assurance that the Company will achieve profitability in the future or, if so, as to the timing or amount thereof. The report of independent public accountants on the Company's financial statements for the fiscal year ended December 31, 1995 contains an explanatory fourth paragraph to the effect that the Company's accumulated deficit, negative cash flows from operations, significant liabilities and need for additional capital raise substantial doubt about the Company's ability to continue as a going concern. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included herein.


   Additional Capital Requirements; Uncertainty of Additional Funding.
Based on its current operating plan, the Company anticipates that its existing capital resources together with the proceeds of this Offering will be adequate to satisfy its capital requirements for a period of at least 12 months from the date of this Prospectus. Thereafter, the Company may require additional capital in order to expand its business. Historically, the Company has been substantially dependent upon debt and equity financing and guarantees from its affiliates. There can be no assurance that the Company's affiliates will continue to extend or guarantee such financing. A portion of the proceeds of the Offering will be used to repay all outstanding indebtedness to the Company's affiliates. See "Use of Proceeds," "The Company--Recent Bridge Financing" and "Certain Transaction." Additional financing, if any, may be either equity, debt or a combination of debt and equity. An equity financing could result in dilution in the Company's net tangible book value per share of Common Stock. There can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms. The Company has agreed not to sell or offer for sale any of its securities for a period of 18 months following the date of this Prospectus without the consent of the Underwriter. If the Company is unable to obtain additional financing, if needed, the Company's ability to meet its obligations and to maintain or expand its operations as desired will be materially and adversely affected. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


   Lease of Key Operating Assets. The Company leases its water source and bottling facility pursuant to a long-term lease agreement with a principal stockholder. This lease agreement requires the Company to make rental payments to the lessor of the facility, which could be substantial, depending upon the Company's level of gross sales. In addition, the lease arrangement results in the Company exercising less control over its operations than if the Company had ownership of these assets. The lessor is entitled to make use of the premises (other than the existing structures) for the brewing of beer or the manufacture of other beverages (other than natural water) and is also entitled to draw up to 50% of the water flow from the leased well for such purposes. The Company believes that if the lessor were to draw 50% of the water flow from the well for other such purposes, the remaining 50% would be adequate for the current and projected future needs of the Company's business. The lessor currently conducts no other activity on the leased premises, and the Company believes that the lessor has no current plans to conduct any such activity in the foreseeable future. See "Business--Facilities."

   Dependence on Key Personnel. The Company has been substantially dependent upon the services of Marcus Bender, its Chief Executive Officer, for the development and management of its business to date. Loss of the services of Mr. Bender would have a material adverse effect on the Company. The Company has entered into an employment agreement with Mr. Bender pursuant to which he will be employed as the Company's President for a five year term. Pursuant to this employment agreement, Mr. Bender has agreed to devote his full working time and best efforts to the performance of his duties on behalf of the Company. Mr. Bender has also agreed not to compete with the Company in the sale of natural water for a period of two years following termination of the employment agreement. The Company has obtained $1.0 million in key man life insurance on the life of Mr. Bender. Nevertheless, the loss of Mr. Bender would have a material adverse effect on the Company. See "Management--Executive Compensation--Employment Agreement."

   Dependence on Key Customer. In 1995, the Company's Hawaiian distributor, which was then Eagle Distributors ("Eagle"), the Anheuser-Busch distributor in Hawaii, accounted for approximately 81% of the Company's aggregate net sales. Eagle was subsequently acquired by Anheuser-Busch, which terminated distribution of all non Anheuser-Busch brands. As a result, the Company entered into a distributorship agreement with Paradise Beverages ("Paradise"). Since the inception of the agreement with Paradise, Paradise has accounted for a majority of the Company's net sales. The Company's distribution agreement with Paradise is based upon an oral understanding, which is terminable at will by either party. Termination of this distribution agreement for any reason could have a material adverse effect on the Company.

   Governmental Regulation; Quality Control. The bottled water industry is highly regulated both in the United States and abroad. Various state and Federal regulations, designed to ensure the quality of the water and the truthfulness of its marketing claims, require the Company to monitor each aspect of its production process, including its water source, its bottling operations and its packaging and labeling practices. Government regulations in foreign jurisdictions are generally similar to, and in certain respects more stringent than, U.S. regulations. Failure to meet applicable regulations in U.S. or foreign markets could lead to costly recalls, loss of certification to market product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. The Company's sales to Japan were halted in October 1995, after a few months of operations, when the Japanese Ministry of Health and Welfare ordered a total recall of all bottled water then stocked by certain competitors. Although the Company's product was not specifically covered by this order, due to ensuing adverse market conditions, the Company's then Japanese distributor refused to accept additional shipments from the Company. Although the Company retains its certification to sell bottled water in Japan and has since entered into arrangements with a Japanese importer and broker to represent the Company's product, shipments of the Company's product to Japan have not yet recommenced and there can be no assurance that shipments will recommence in the future. See "Business--Distribution" and "--Governmental Regulation; Quality Control."


   Competition. The bottled water industry is highly competitive. There are numerous competitors in most major markets, and differentiation among them can be difficult since the product is often perceived as generic by consumers. Barriers to entry may be low at certain local levels but increase significantly at the national and international levels because of the large marketing and distribution costs associated with obtaining and maintaining a presence at such levels. In California, for example, the largest U.S. market, substantial "slotting fees" are typically required to be paid in order to obtain shelf space for new and untested products in major supermarket chains, which account for a significant percentage of bottled water sales. The Company desires to become a leading provider of premium quality bottled water on a national and international basis. On both bases, the Company competes primarily with large, established foreign and domestic companies, all of which have significantly greater financial and other resources than the Company. The Company's principal foreign competitors include Great Brands of Europe, a French company which distributes under the "Evian," "Volvic" and "Dannon Natural Spring Water" names, and Perrier, S.A., a French company, which distributes through its U.S. subsid-iary, The Perrier Group, under the "Arrowhead" and "Poland Spring" names, among others. The Company's principal domestic competitors include Crystal Geyser Water Co., a California company which distributes under the "Crystal Geyser" name, Nora Beverage Co., a Connecticut company which distributes Canadian sourced water under the "Naya" name, and Mountain Valley Water Co., an Arkansas company which distributes under the "Mountain Valley" name. See "Business--Competition."

   No Dividends. The Company has never paid any dividends on its Common Stock and does not currently intend to pay dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all its earnings, if any, to finance the development and expansion of its business. It is also likely that the Company will be required to agree to restrictions on the payment of dividends in connection with future financings. See "Dividend Policy."

   Broad Discretion of Management in Use of Proceeds. Approximately 42.7% of the estimated net proceeds of the Offering (approximately 50.5% if the Over-Allotment Option is exercised in full) is to be used for (i) sales and marketing and (ii) working capital and general corporate purposes in the discretion of the Company's management, upon whose judgment the public investors must depend. See "Use of Proceeds."


   Repayment of Indebtedness; Benefit to Insiders; Potential Conflicts of Interest. Approximately $1,660,000 or 25% of the estimated net proceeds of the Offering, have been allocated for repayment of unaffiliated indebtedness, including repayment of the Bridge Notes in the outstanding principal amount of $1,500,000, plus accrued interest. In addition, approximately $532,000 or 8.0% of the net proceeds of the Offering, have been allocated for repayment of indebtedness owed to or guaranteed by officers, directors or principal stockholders of the Company. Accordingly, these insiders will benefit directly to the extent that the net proceeds of the Offering are used to repay such indebtedness. Conflicts between the personal interest of these insiders and the Company may be created as a result of such intended repayment. The Company has also entered into other arrangements with affiliated parties with respect to various significant aspects of the Company's operations, such as the lease of its water source and bottling facility, the purchase of its bottles pursuant to a Blow Molding Agreement and the engagement of com.com. Inc. as its principal marketing consultant. Although the Company believes that all of these arrangements are favorable to the Company and were entered into on terms reflecting arms' length negotiation, potential conflicts of interest could arise between the Company and the affiliated parties in connection with the future enforcement, amendment or termination of these arrangements. See "Use of Proceeds," "Business--Bottling Operations," "--Marketing" and "--Facilities", "Management," "Certain Transactions" and "Principal Stockholders."


   Possible Control by Insiders. Upon completion of the Offering, the executive officers and directors will beneficially own approximately 36.65% of the outstanding Common Stock and may be able to elect all the Company's directors and thereby direct the policies of the Company. See "Principal Stockholders" and "Management."

   Securities Eligible for Future Sale. Sales of substantial amounts of Common Stock after the Offering could adversely affect the market price of the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and by lock-up agreements pursuant to which the holders of all of the issued and outstanding shares prior to the Offering have agreed not to sell or otherwise dispose of any of their shares for a period of 18 months after the date of this Prospectus (the "Lock-up Period") without the prior written consent of the Underwriter. The Underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Although the Underwriter does not currently intend to release all of such securities from the lock-up agreements prior to their expiration, it may from time to time release all or a portion of securities subject thereto depending on a securityholder's individual circumstances, as market conditions permit. Of the 3,599,212 shares of Common Stock that will be outstanding after the Offering, the 2,000,000 shares underlying the Units sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that shares owned by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with applicable provisions of Rule 144. The remaining 1,599,212 shares of Common Stock will be "restricted securities," as that term is defined in Rule 144, and in certain circumstances may be sold without registration pursuant to such rule. Beginning 90 days following the date of this Prospectus, approximately 1,028,071 of such restricted shares will become eligible for sale in compliance with Rule 144; however, all of these shares are subject to lock-up agreements and will be subject to restrictions on sale until the expiration of the Lock-up Period, unless released therefrom by the Underwriter. In addition, subject to the consent of the Underwriter, the Company intends to register a total of up to 1,000,000 shares of Common Stock issued or issuable upon the exercise of stock options granted or available for grant pursuant to the Company's stock option plan. There are currently 225,000 shares subject to outstanding options, none of which are currently exercisable. All of the shares subject to such exercisable options are subject to lock-up agreements. See "Management--Stock Option Plan," "Description of Capital Stock," "Securities Eligible for Future Sale" and "Underwriting."

   The Redeemable Warrants and the shares of Common Stock underlying such Redeemable Warrants, upon exercise thereof, will be freely tradeable without restriction under the Securities Act, except for any Redeemable Warrants or shares of Common Stock purchased by Affiliates, which will be subject to the resale limitations of Rule 144. In addition, 750,000 Selling Securityholders Warrants and the Selling Securityholders Shares underlying same are being registered in the Concurrent Offering. Holders of such Selling Securityholders Warrants and Selling Securityholders Shares have agreed not to, directly or indirectly, sell, hypothecate or otherwise transfer such securities during the Lock-up Period without the prior written consent of the Underwriter.

   Absence of Public Market; Arbitrary Determination of Offering Price; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants, and there can be no assurance that any active public market for any such securities will develop or be sustained after the Offering. The initial public offering price of the Units has been determined by negotiations among the Company and the Underwriter and may not necessarily bear any relationship to the assets, book value, earnings or net worth of the Company or any other recognized criteria and should not be considered to be an indication of the actual value of the Company. Accordingly, the initial public offering price may bear no relationship to the trading prices of the securities offered hereby after the consummation of this Offering, and there can be no assurance that these prices will not decline below the initial public offering price. See "Underwriting." The trading prices of the Units, the Common Stock and the Redeemable Warrants could be subject to wide fluctuations in response to actual or anticipated quarterly operating results of the Company, announcements of the Company or its competitors and general market conditions, as well as other events or factors. In addition, the stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market price of many small capitalization companies, and has often been unrelated to the operating performance of those companies. This volatility may adversely affect the market price of the Units, Common Stock and Redeemable Warrants.

   Dilution. Purchasers of the Units at the initial public offering price will experience immediate and substantial dilution in the net tangible book value per share of Common Stock of $2.56 or 64% ($2.41 or 60.3%, if the Over-Allotment Option is exercised in full). See "Dilution."

   Underwriter's Lack of Experience; Underwriter's Potential Influence on the Market. Although the Underwriter commenced operations in May 1994, it does not have extensive experience as an underwriter of public offerings of securities. In addition, the Underwriter is a relatively small firm, and no assurance can be given that the Underwriter will be able to participate as a market maker for the Units, the Common Stock or the Redeemable Warrants or that any other broker-dealer will make a market in the Units, the Common Stock or the Redeemable Warrants. It is anticipated that a significant portion of the Units offered hereby will be sold to customers of the Underwriter. Although the Underwriter has advised the Company that it intends to make a market in the Units, the Common Stock and the Redeemable Warrants, it will have no legal obligation to do so. The prices and the liquidity of the Units, the Common Stock and the Redeemable Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in the market. No assurance can be given that any market activities of the Underwriter, if commenced, will be continued. See "Underwriting."

   Continued Quotation on the Nasdaq SmallCap Market; Potential Penny Stock Classification. The Company has applied to have the Units, the Common Stock and the Redeemable Warrants approved for quotation on the Nasdaq SmallCap Market and believes it will meet the initial listing requirements upon consummation of this Offering. However, there can be no assurance that a trading market for these securities will develop, or if developed, that it will be maintained. In addition, no assurance can be given that the Company will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap Market following this Offering. Failure to meet the maintenance criteria in the future may result in the Units, the Common Stock and the Redeemable Warrants not being eligible for quotation.

   If the Company were removed from the Nasdaq SmallCap Market, trading, if any, in the Units, the Common Stock or the Redeemable Warrants would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, Nasdaq's OTC Bulletin Board. As a result, holders of the Units, the Common Stock and the Redeemable Warrants would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, such securities.

   In addition, if the Units, the Common Stock or the Redeemable Warrants are delisted from trading on Nasdaq and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Securities and Exchange Commission (the "Commission"), any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of Units, Common Stock and Redeemable Warrants and the ability of purchasers in the Offering to sell their securities in the secondary market. There can be no assurance that the Units, Common Stock and Redeemable Warrants will not be delisted or treated as a penny stock.

   Current Prospectus and State Blue Sky Registration Required to Exercise Redeemable Warrants. The Redeemable Warrants issued in the Offering are not exercisable unless, at the time of exercise, the Company has distributed a current prospectus covering the shares of Common Stock issuable upon exercise of such Redeemable Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder who wishes to exercise such Redeemable Warrants. In addition, in the event any Redeemable Warrants are exercised at any time after nine months from the date of this Prospectus, the Company will be required to file a post-effective amendment and deliver a current prospectus before the Redeemable Warrants may be exercised. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Redeemable Warrants, there is no assurance that it will be able to do so. Holders of Redeemable Warrants who exercise such Redeemable Warrants at a time the Company does not have a current prospectus may receive unregistered and, therefore, restricted shares of Common Stock. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Redeemable Warrants in the after market or may move to jurisdictions in which the shares underlying the Redeemable Warrants are not registered or qualified during the period that the Redeemable Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Redeemable Warrants unless and until the shares and Redeemable Warrants could be qualified for sale in the jurisdiction in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction, and holders of Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

   Redemption of Redeemable Warrants. Commencing ________________, 1998 [12 months from the date of this Prospectus], the Company shall have the right to redeem all, but not less than all, of the Redeemable Warrants, at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the consent of the Underwriter, and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Redeemable Warrants, such Redeemable Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Redeemable Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

   Reduced Probability of Change of Control. The Company's Articles of Incorporation contain provisions enabling the Board of Directors to issue Preferred Stock in one or more series, with such rights, preferences, privileges and restrictions as the Board of Directors may determine without any further vote or action by the stockholders. See "Description of Capital Stock--Preferred Stock." In addition, Section 415-172 of the Hawaii Revised Statutes requires stockholder approval prior to the consummation of a "control share acquisition" resulting in beneficial ownership by an acquiring person of in excess of 10% of the voting power of a public corporation incorporated in Hawaii with at least 100 stockholders and its principal place of business or substantial assets located in Hawaii. These provisions could reduce the probability of any change of control or acquisition of the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

   Forward-Looking Information and Associated Risk. This Prospectus contains various forward-looking statements, including statements regarding, among other things, (i) the Company's growth strategy, (ii) anticipated trends in the Company's business, and (iii) the Company's ability to enter into contracts with distributors and strategic partners. These statements are based upon management's current beliefs as well as assumptions made by management based upon information currently available to it. These statements are subject to various risks and uncertainties, including those described above, as well as potential changes in economic or regulatory conditions generally which are largely beyond the Company's control. Should one or more of these risks materialize or changes occur, or should management's assumptions prove incorrect, the Company's actual results may vary materially from those anticipated or projected.

                                 THE COMPANY

   The Company was incorporated in Hawaii in September 1994. The principal executive offices of the Company are located at 248 Mokauea Street, Honolulu, Hawaii 96819; the Company's telephone number is (808) 832-4550. See "Business--Facilities." The Company has no subsidiaries and has no ownership interest in any other company or business.

   Recent Bridge Financing. On October 10, 1996, the Company consummated a bridge financing (the "Bridge Financing") pursuant to which it issued an aggregate of: (i) $1,500,000 in principal amount of promissory notes (the "Bridge Notes"), which bear interest at the rate of 10% per annum and are due and payable upon the earlier of: (a) the closing of the sale of securities or other financing of the Company from which the Company receives gross proceeds of at least $2,000,000, or (b) October 10, 1997, and (ii) 750,000 warrants (the "Bridge Warrants"), each Bridge Warrant entitling the holder to purchase one share of Common Stock at an initial exercise price of $1.50 per share (subject to adjustment upon the occurrence of certain events) during the three-year period commencing October 10, 1997. The net proceeds of approximately $1,122,000 from the Bridge Financing (net of commissions and expenses of such offering payable by the Company) were used to: (i) repay bank and other indebtedness to an affiliate in the aggregate amount of approximately $362,000; (ii) create a reserve in the amount of $250,000 for the payment of fees and expenses of this Offering; and (iii) for working capital and general corporate purposes. Upon the consummation of this Offering, each Bridge Warrant will automatically, without any action by the holder thereof, be converted into a Redeemable Warrant (a "Selling Securityholders Warrant") having terms identical to those of the Redeemable Warrants contained in the Units offered hereby. The Selling Securityholders Warrants and the Selling Securityholders Shares issuable upon exercise thereof are being registered under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part (the "Concurrent Offering"). The Company intends to use a portion of the net proceeds of this Offering to repay the entire principal amount of, and accrued interest on, the Bridge Notes. See "Use of Proceeds."

   Recapitalization. In August 1996, the Company effected a recapitalization (the "Recapitalization") without a formal reorganization. As part of the Recapitalization, the Board of Directors approved a 1,111.428-for-one Common Stock split and negotiated a conversion of all then outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 389,000 shares of Common Stock, effective as of the closing of the Bridge Financing. Upon such conversion, the Board of Directors declared a dividend on the Convertible Preferred Stock in an amount equal to all accrued but unpaid dividends thereon from the date of issuance to the date of conversion. Such dividend, in the aggregate amount of $38,663, was paid in the form of a promissory note, bearing interest at an annual rate of 8%, due and payable in full upon the satisfaction of certain financial conditions by the Company. Such conditions will be met upon consummation of this Offering, and accordingly the Company will be obligated to pay such promissory notes in full out of the proceeds of this Offering. See "Use of Proceeds."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the Units offered by the Company hereby, after deduction of estimated underwriting discounts, the Underwriter's non-accountable expense allowance and other estimated expenses of the Offering payable by the Company, are expected to aggregate $6,650,000 ($7,694,000 if the Over-Allotment Option is exercised in full), assuming an initial public offering price of $4.00 per Unit.

   The Company intends to use the net proceeds as follows: (i) approximately $1,550,000 to repay the Bridge Notes (plus all accrued interest) in full;
(ii) approximately $532,000 to repay all of the Company's outstanding indebtedness (plus accrued interest) to stockholders or their affiliates, including an aggregate of approximately $40,000 of indebtedness (including accrued interest) declared as a dividend in connection with the conversion of the Company's previously outstanding Convertible Preferred Stock; (iii) approximately $110,000 to repay all of the Company's outstanding indebtedness (plus accrued interest) to an unaffiliated investor; (iv) approximately $115,000 to pay deferred compensation and consulting fees; (v) up to $1,500,000 for improvements to plant and equipment; (vi) up to $2,000,000 to further develop and enhance the Company's sales and marketing programs; and
(vii) the balance ($843,000) for working capital and general corporate purposes. Anticipated improvements to the Company's plant and equipment involve primarily (i) the purchase of bottle manufacturing equipment, including possibly the equipment currently subject to the Blow Molding Agreement, so as to increase the Company's supply of bottles and lower its cost of materials, (ii) the purchase of automated packing and labelling equipment so as to improve the efficiency of the Company bottling line, and
(iii) the construction of new or reconfiguration of old warehouse space so as to create on-site storage for finished goods inventory. Anticipated sales and marketing expenditures involve primarily (i) radio and television advertising, and (ii) event marketing, in the Company's primary target markets. The following the table summarizes the Company's estimated use of the net proceeds:

                                                                                Approximate     Approximate
Application of Proceeds                                                           Amount        Percentage
-----------------------                                                        -------------   -------------
Repayment of Bridge Note, plus accrued interest  ...........................    $1,550,000          23.3%
Repayment of indebtedness to stockholders and their affiliates, plus
  accrued interest .........................................................       532,000           8.0
Repayment of unaffiliated investor loan, plus accrued interest  ............       110,000           1.7
Payment of deferred compensation and consulting fees  ......................       115,000           1.7
Improvements to plant and equipment  .......................................     1,500,000          22.6
Sales and marketing  .......................................................     2,000,000          30.0
Working capital and general corporate purposes  ............................       843,000          12.7
                                                                               -------------   -------------
  Total  ...................................................................    $6,650,000           100%


   In the event the Underwriter exercises the Over-Allotment Option in full, the Company will receive an additional $1,044,000 of net proceeds, after deduction of underwriting discounts and the Underwriter's non-accountable expense allowance, and will utilize such additional proceeds for additional sales and marketing expenses and for general corporate purposes.

   The Bridge Notes bear interest at the rate of 10% per annum and mature on the earlier of: (i) the closing of a sale of securities or other financing of the Company from which the Company receives gross proceeds of at least $2,000,000 or (ii) October 10, 1997, one year from the date of issuance. The proceeds of the Bridge Notes were used (i) to repay bank and other indebtedness to an affiliate in the aggregate amount of approximately $362,000; (ii) to pay fees and expenses of this Offering; and (iii) for working capital and other general corporate purposes. See "The Company--Recent Bridge Financing."


   Of the indebtedness owed to stockholders or their affiliates, (i) $50,000 owed to an affiliate bears interest at the rate of 12% per annum and is due upon consummation of this Offering; (ii) an aggregate of $407,715, owing to three stockholders, bears interest at the rate of 12% per annum and is due in April 1997 or, if earlier, upon consummation of this Offering; and (iii) an aggregate of $38,663 (plus accrued interest), owing to holders of the Company's previously outstanding Convertible Preferred Stock, bears interest at the rate of 8% per annum and is due upon the satisfaction by the Company of certain financial conditions which will be satisfied upon consummation of this Offering. An additional $100,000 borrowed from an unaffiliated investor bears interest at the rate of 12% per annum and is due in May 1997 or, if earlier, upon the consummation of this Offering.

   The Company anticipates that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to fund its operations for at least 12 months from the date of this Prospectus. Thereafter, the Company may need to raise additional funds. There can be no assurance that additional financing will be available or if available will be on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations will be materially and adversely affected. See "Risk Factors--Additional Capital Requirements; Uncertainty of Additional Funding."


   Pending application of the proceeds of the Offering, the Company intends to invest the net proceeds in certificates of deposit, money market accounts, United States government obligations or other short-term interest bearing obligations of investment grade.

                               DIVIDEND POLICY

   The Company has never paid any dividends on its Common Stock and does not currently intend to pay dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all its earnings to finance the development and expansion of its business. It is also likely that the Company will be required to agree to restrictions on the payment of dividends in connection with future financings, if any. See "Risk Factors -- No Dividends."

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company on a pro forma basis as of September 30, 1996, giving retroactive effect to the Bridge Financing and the Recapitalization (see "The Company--Recapitalization"), and pro forma as adjusted to reflect the sale of the Units offered hereby and the intended application of the net proceeds therefrom (assuming an initial public offering price of $4.00 per Unit and after deducting the estimated underwriting discounts and Offering expenses payable by the Company). This table should be read in conjunction with the Company's financial statements attached hereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                  Actual        Pro Forma(1)    Pro Forma, As Adjusted
                                               -------------   --------------    ----------------------
Loans from related parties  ................    $   507,715     $   457,715           $         --
Unsecured advances from related parties  ...         90,272              --                    --
Capital lease obligations  .................        140,492         140,492               140,492
Private investor loan  .....................        100,000         100,000                    --
Bank Loan  .................................        300,000              --                    --
Bridge Notes  ..............................             --       1,312,500(2)                 --
Stockholders' equity
   Preferred Stock, $1.00 par value,
     5,000,000 shares authorized, no shares
     outstanding  ..........................             --              --                    --
   Common Stock, no par value, 20,000,000
     shares authorized, 1,599,212 shares
     outstanding, actual, 3,599,212 shares,
     as adjusted(3)  .......................        442,293         629,793             7,279,793
   Accumulated deficit .....................     (1,544,671)     (1,544,671)           (2,109,767)(4)
                                               -------------   --------------    ----------------------
     Total stockholders' equity (deficit)  .     (1,102,378)       (914,878)            5,170,026
                                               -------------   --------------    ----------------------
        Total capitalization ...............    $    36,101     $ 1,095,829           $ 5,310,518
                                               =============   ==============    ======================



------
(1) Gives retroactive effect to the Bridge Financing and the application of the net proceeds thereof to retire certain liabilities outstanding as of September 30, 1996 as follows:


 Bank loan  ..............................                          $300,000
Related party loan  ......................                            50,000
Unsecured advances from related parties ..                            90,272
                                                                    ----------
   Total ................................                           $440,272
                                                                    ==========



(2) Includes $187,500 allocated to the value of the Bridge Warrants.

(3) Excludes (i) warrants to purchase an aggregate of 24,351 shares of Common Stock at an exercise price of $.000009 per share, (ii) outstanding options to purchase 225,000 shares of Common Stock at an exercise price of $4.00 per share and (iii) 775,000 shares of Common Stock issuable pursuant to options which may be granted under the Company's stock option plan. Includes $187,500 allocated to the value of the Bridge Warrants.

(4) Includes non-recurring interest expense of $565,096 for the unamortized portion of the original issue discount ($187,500) and loan costs ($377,596) relating to the Bridge Financing.

                                   DILUTION

   "Net tangible book value per share" represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding. "Dilution" represents the difference between the price per share to be paid by new investors for the shares of Common Stock included in the Units offered hereby, after giving effect to the Offering, and the pro forma net tangible book value per share as of September 30, 1996. At September 30, 1996, giving retroactive effect to the Bridge Financing, the pro forma net tangible book value of the Common Stock was $(914,878) in the aggregate, or $(0.57) per share of Common Stock. After giving effect to the sale of the shares of Common Stock included in the Units offered hereby (at an assumed initial public offering price of $4.00 per share, resulting in estimated net proceeds of $6,650,000, after deducting estimated underwriting discounts and Offering expenses payable by the Company and assuming no value is attributed to the Redeemable Warrants included in the Units), the pro forma net tangible book value of the Common Stock, as of September 30, 1996, would have been $5,170,026 in the aggregate, or $1.44 per share. This represents an immediate increase in net tangible book value of $2.01 per share of Common Stock to existing stockholders and an immediate dilution per share of $2.56, or 64%, to new investors in the Offering.

   The following table illustrates the dilution per share as described above:

    Assumed initial public offering price per share of Common Stock  ...    $4.00
          Pro forma net tangible book value per share
             before Offering ...............................    $(0.57)
          Increase attributable to new investors  ..........      2.01
                                                               ---------
     Pro forma net tangible book value per share after the Offering ....     1.44
                                                                           --------
     Dilution per share to new investors ...............................    $2.56
                                                                           ========


   Based on the foregoing assumptions, the following table set forth, as of completion of the Offering, the number of shares purchased from the Company, the total cash consideration paid to the Company and the average price per share paid by the existing stockholders and by new investors purchasing shares of Common Stock included in the Units in the Offering (at an assumed initial public offering price of $4.00 per share and assuming no value is attributed to the Redeemable Warrants):

                                                              Total              Average Price
                             Shares Purchased             Consideration            Per Share
                         ------------------------   -------------------------   ---------------
                            Number       Percent       Amount       Percent
                          -----------   ---------    ------------   ---------
Existing Stockholders      1,599,212      44.43%     $  442,293        5.24%         $0.28
New Investors  ........    2,000,000      55.57%     $8,000,000       94.76%         $4.00
                          -----------   ---------    ------------   ---------
Total  ................    3,599,212     100   %     $8,442,293      100   %
                          ===========   =========    ============   =========


   The foregoing assumes no exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the pro forma net tangible book value at September 30, 1996, after giving effect to the Offering (assuming no value is attributed to the Redeemable Warrants included in the Units), would be approximately $6,214,026 or $1.59 per share, and the dilution per share to new investors would be approximately $2.41 or 60.3%.


   The foregoing also assumes no exercise of any outstanding stock options or warrants. As of September 30, 1996, there was an outstanding warrant to purchase an aggregate of 24,351 shares of Common Stock at an exercise price of $.000009 per share. Subsequent to September 30, 1996, the Company granted additional options to purchase an aggregate of 225,000 shares of Common Stock at an average exercise price of $4.00 per share, none of which are currently exercisable. The Company has a total of 1,000,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and stock options which may be granted from time to time pursuant to its stock option plan. See "Management--Executive Compensation--Stock Option Plan." To the extent that any options or warrants are exercised at a price per share less than the initial public offering price, there will be further dilution to new investors.

                           SELECTED FINANCIAL DATA

   The following table sets forth selected financial data of the Company for the period from inception (September 13, 1994) through December 31, 1995 (the "Year-End Data") and for the nine month periods ended September 30, 1995 and 1996 (the "Nine Month Data"). The Year-End Data has been derived from the audited financial statements of the Company appearing elsewhere herein, which have been audited by Arthur Andersen LLP. The Nine Month Data has been derived from the unaudited financial statements of the Company. In the opinion of management, the Nine Month Data has been prepared in accordance with generally accepted accounting principles on a basis consistent with the Year-End Data and includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operations set forth therein. The Nine Month Data may not be indicative of the results expected for a full year or any other period.

   The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes thereto and other financial and statistical data appearing elsewhere in this Prospectus.

                                          Period From
                                          Inception to      Year Ended          Nine Months Ended
                                          December 31,     December 31,           September 30,
                                         --------------   --------------   ----------------------------
                                              1994             1995            1995           1996
                                         --------------   --------------    ------------   ------------
Statement of Operations Data:
Net sales  ...........................      $     --        $  588,920      $  534,611     $  748,600
Cost of sales  .......................            --           620,593         531,335        698,710
Gross margin  ........................            --           (31,673)          3,276         49,890
Sales & marketing  ...................        10,565           220,651         117,241        137,742
General & administrative  ............        69,862           437,289         294,138        533,464
                                         --------------   --------------    ------------   ------------
  Total operating expenses  ..........        80,427           657,940         411,379        671,206
Interest expense, net  ...............            --            51,261          36,380         65,498
                                         --------------   --------------    ------------   ------------
Net loss  ............................      $(80,427)       $ (740,874)     $ (444,483)    $ (686,814)
                                         ==============   ==============    ============   ============
Net loss per share  ..................      $  (0.09)       $    (0.62)     $    (0.42)    $    (0.43)
                                         ==============   ==============    ============   ============
Weighted average number of common and
  common equivalent shares outstanding       861,357         1,202,540       1,070,306      1,599,212


                                 December 31, 1995         September 30, 1996
                                  -----------------         ------------------
Balance Sheet Data:
Working capital deficit              $ (721,336)              $ (1,603,641)
Total assets  ...........               703,272                    846,001
Total liabilities  ......             1,104,836                  1,948,379
Stockholders' deficit  ..              (401,564)                (1,102,378)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   The Company was formed in September 1994. For the balance of its first fiscal year (ended December 31, 1994), the Company was primarily engaged in activities related to the start-up of its operations, including raising its initial capital, retrofitting and equipping its bottling facility and establishing relationships with suppliers and distributors. The Company did not begin commercial operations until February 1995, when it began selling product on a limited basis. Accordingly, the Company does not believe that its results of operations for the period from inception through December 31, 1994, are useful as a basis for evaluating its current or future results or that comparisons to its results of operations for the corresponding period of fiscal 1995 would be meaningful.

   The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. To date, however, the Company has sold its product on only a limited basis, primarily in the local Hawaiian market, which accounted for approximately 72% of the Company's net sales through September 30, 1996. Accordingly, the Company's results of operations through September 30, 1996 are not indicative of those that could be achieved if the Company were able to expand its sales and distribution on a national or international basis. There can be no assurance that sales on this basis will ever be achieved. See "Risk Factors--Limited History of Operations" and "Business--Distribution."


   Through September 30, 1996, the Company had an accumulated deficit of $1,544,671, a loss of $686,814 and negative cash flow from operations of $425,497 for the nine months then ended. Subsequent to September 30, 1996, the Company has continued to generate losses. The Company expects to continue to generate losses until such time as it achieves higher sales levels. There can be no assurance that such higher sales levels will be achieved or, if achieved, as to the timing thereof. Additionally, the Company's results of operations for the fourth quarter of fiscal 1996 and the first quarter of fiscal 1997 will include aggregate interest expense of approximately $615,000 relating to the Bridge Financing, including an aggregate of approximately $565,000 in amortization of original issue discount and offering expenses. See "The Company" and "Capitalization."


   The following accounting policies are applicable to the Company's results:

   Revenue Recognition. The Company recognizes revenue on the accrual method of accounting when title to product transfers to the buyer (upon shipment). In 1996, the Company began granting early payment discounts to certain large Hawaiian customers in order to encourage prompt payment. Such customers currently account for a majority of the Company's sales. Discounts are recorded when the customer makes payment within the discount period. The Company's policy is to provide a reserve for estimated uncollectible accounts receivable, if any.

   Reserve for Returns. The Company grants customers the right to return goods which are defective or otherwise unsuitable for sale. The Company replaces returned goods or issues a refund to the customer. The Company's policy is to provide a reserve for estimated returns and related disposal costs.

   Recent Financial Accounting Standards Board Pronouncements. In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This statement is effective for fiscal years beginning after December 15, 1995. The Company adopted the new standard in 1996. Adoption of the new standard did not have a material impact on the Company's financial statements.

   In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement established financial accounting and report standards for stock-based compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably determinable. This statement is effective for fiscal years beginning after December 15, 1995. The Company adopted the new standard in 1996.

RESULTS OF OPERATIONS

   Net Sales. Net sales increased to approximately $749,000 for the nine months ended September 30, 1996 (the "1996 Period") from approximately $535,000 for the nine months ended September 30, 1995 (the "1995 Period"). Since the Company began commercial operations in February 1995, the Company's results for the 1995 Period are based upon less than eight full months of operations versus nine months in the 1996 Period. The increase in net revenues in the 1996 Period was due primarily to unit sales growth from approximately 64,000 cases in the 1995 Period to approximately 98,000 cases in the 1996 Period. Sales of approximately $83,000 in the 1995 Period were reversed in the fourth quarter of 1995 due to product returns in Japan. The 1996 Period includes the resale (at cost) of 6,900 cases of such returned product. See "Business--Distribution." Sales in the Hawaiian market accounted for approximately 72% of all sales in the 1996 Period compared to approximately 67% in the 1995 Period. Beginning in the second quarter of 1995, the Company began export sales to Asia and the Pacific islands. Such sales accounted for approximately 15% of sales in the 1996 Period. The average sales price per case decreased approximately 9% in the 1996 Period primarily due to a change in the Company's shipping terms with its major Hawaiian distributors and the granting of early payment discounts to credit customers. Under the new shipping arrangement, the distributor assumed responsibility for the cost of shipping the finished product from the Company's production facility.

   Expenses. The Company's cost of sales increased to approximately $699,000 in the 1996 Period from approximately $531,000 in the 1995 Period, primarily due to unit sales growth. The Company reduced its unit cost in the 1996 Period by switching from a California bottle supplier to a lower cost Hawaii supplier. Due to higher volume bottle purchases in the 1996 Period, the Company was able to receive certain quantity discounts and thereby further reduce unit costs. As a result, gross margin improved to approximately 7% in the 1996 Period from approximately 1% in the 1995 Period. In December 1995, the Company entered into a Blow Molding Agreement with a California bottle supplier, pursuant to which such supplier has agreed to manufacture bottles for the Company on site, using equipment owned by the supplier but installed at the Company's bottling facility. This equipment, which has a maximum capacity of approximately 18,000,000 bottles annually, became fully operational in July 1996. The Company expects to further reduce its bottling cost through this arrangement thereby improving gross margins as well as to improve quality control and inventory scheduling. The Company has recently entered into negotiations with its bottle supplier to purchase the equipment subject to the Blow Molding Agreement on terms which would further reduce the Company's bottling cost. There can be no assurance however, that these negotiations will be successfully concluded.

   Selling and marketing expenses increased to approximately $138,000 in the 1996 Period from approximately $117,000 in the 1995 Period, primarily as a result an increase in internal promotional activities, including product giveaways, and the hiring of certain advertising consultants. General and administrative expenses increased to approximately $533,000 in the 1996 Period from approximately $294,000 in the 1995 Period. The majority of this increase resulted from increased compensation to the Company's President, the accrual of fees owed to a consultant and the cost of the Company's annual audit. See "Management--Executive Compensation--Consulting Agreement."

   Interest Expense, Net. Interest expense, net increased to approximately $65,000 in the 1996 Period from approximately $36,000 in the 1995 Period due to reduced interest income in the 1996 Period, increased borrowings under the Company's bank credit line in the 1996 Period and the incurrence of approximately $408,000 in loans from related parties in addition to a $100,000 loan from a private investor in the 1996 Period.

   Net Loss. Due to the foregoing, the Company incurred a net loss of $686,814 in the 1996 Period compared to a net loss of $444,483 in the 1995 Period.

LIQUIDITY AND CAPITAL RESOURCES

   Until the completion of the Bridge Financing, the Company was substantially dependent upon equity investments and loans as well as personal guarantees from its affiliates in order to meet its capital requirements. The Company was originally capitalized in September 1994, through the issuance of an aggregate of $51,000 in Common Stock and $133,334 in Convertible Preferred Stock (the "Preferred Stock"). In 1995, the Company issued an aggregate of $157,959 in additional Common Stock and $100,000 in additional Preferred Stock. The Company also borrowed $100,000 from an affiliated company in May 1995. This loan bears interest at an annual rate of 12% and was originally due in June 1995. In October 1996, the Company repaid $50,000 in principal, plus all accrued interest (approximately $12,000) out of the proceeds of the Bridge Financing and agreed to repay the outstanding balance of this loan, plus all accrued interest, out of the proceeds of this Offering. The Company has incurred additional borrowings from its stockholders as follows: In March and April 1996, the Company borrowed an aggregate of $289,720 from two of its stockholders. In July and August 1996, the Company borrowed an additional $68,269 from these same stockholders and $49,726 from a third stockholder. All of these loans bear interest at an annual rate of 12% and are due in April 1997 or, if earlier, upon consummation of this Offering. Three stockholders also made additional unsecured, non-interest bearing advances in the aggregate amount of $100,272 in July, August and September 1996. See "Certain Transactions." In addition, in May 1996, the Company obtained a $100,000 subordinated, unsecured loan from an unrelated private investor. This loan bears interest at an annual rate of 12% and is due in May 1997 or, if earlier, upon consummation of this Offering. In connection with such loan, the Company issued to the private investor a warrant to purchase 24,351 shares of Common Stock at an exercise price of $.000009 per share. Upon completion of this Offering, all outstanding borrowings of the Company from its stockholders or their affiliates and other private investors will have been repaid in full. There can be no assurance that the Company's stockholders or their affiliates or other private investors will make any additional equity investments in or loans to the Company or agree to personally guarantee any additional debt of the Company. See "Risk Factors--Additional Capital Requirements; Uncertainty of Additional Funding."

   In March 1995, the Company established a $300,000 credit line with First Hawaiian Bank ("FHB"), Lihue branch. Borrowings under this line of credit bore interest at a floating annual rate equal to the rate announced by FHB from time to time as its prime rate, plus 2%. This line of credit was secured by a security interest in all of the Company's equipment, accounts receivable, inventory and general intangibles and is also personally guaranteed by certain directors and an affiliate of the Company. Outstanding borrowings under this line increased to $300,000 in May 1995 and remained at the maximum level until the line was repaid in full out of the proceeds of the Bridge Financing. This line of credit expired on March 31, 1996 and was not renewed. The Company currently has no bank credit facility but anticipates establishing such a facility upon completion of this Offering.


   The Company made capital expenditures of approximately $160,000 in 1995 compared to approximately $42,000 in 1996. Capital expenditures in 1995 consisted primarily of leasehold improvements to the Company's production facility to prepare the facility for use. The Company has financed certain additional equipment purchases through a capital lease agreement entered into in March 1995 with First Hawaiian Leasing, Inc., Honolulu, Hawaii. This agreement has a term of five years and provides for up to $200,000 in equipment purchases. The depreciated cost of equipment purchased under this agreement was approximately $146,330 at September 30, 1996. The lease liability was approximately $116,000, net of current portion, at September 30, 1996. The Company's obligations under this lease agreement are personally guaranteed by certain directors and an affiliate of the Company.

   The Company's sources of capital have been sufficient to sustain the Company's operations on a limited basis but have not been sufficient to enable the Company to expand in accordance with its business plan. The Company will require substantial additional capital in order to meet its existing contractual obligations, including its obligation pursuant to a Blow Molding Agreement and its facility lease. The Blow Molding Agreement requires the Company to make at least $750,000 in bottle purchases annually during the three year term of the agreement. In order to obtain the best price available, the Company placed its initial order for 10,000,000 bottles (approximately 417,000 cases of 0.33 or 0.5 liter bottles or 833,000 cases of 1.0 or 1.5 liter bottles), calling for aggregate payments of $1,825,000 during the first year of the contract. The Company expects to fund these bottle purchases out of revenue from operations, since bottles are only ordered when needed. In the event that the Company fails to order the minimum number of bottles called for by its initial purchase order, the Company will lose the volume discount which would otherwise be applicable but will not be subject to any other penalty. Effective October 1996, the Company's Facility Lease requires the Company to pay rent on a monthly basis at a rate equal to the greater of (i) a certain base rent (the "Base Rent"), or (ii) 2% of the Company's net revenues, as defined. The Base Rent is $5,000 per month during the first five years of the Lease, and will adjust every five years thereafter based upon changes in the Consumer Price Index in Hawaii (as defined). See "Business-- Bottling Operations" and "--Facilities."


   The Company consummated the Bridge Financing on October 10, 1996. See "The Company--Recent Bridge Financing." The Company has been substantially dependent upon the proceeds of the Bridge Financing to meet its capital requirements since that time. The Company will repay the Bridge Notes, plus all accrued interest thereon, in full out of the proceeds of this Offering. The Company will recognize an extraordinary loss of approximately $367,000 upon the repayment of the Bridge Notes (expected to be effected approximately February 10, 1997), consisting of approximately $122,000 of unamortized original issue discount and approximately $245,000 of unamortized issuance costs.

   The Company intends to use the net proceeds as follows: (i) approximately $1,550,000 to repay the Bridge Notes (plus all accrued interest) in full;
(ii) approximately $532,000 to repay all of the Company's outstanding indebtedness to stockholders or their affiliates (plus accrued interest), including an aggregate of approximately $40,000 of indebtedness (including accrued interest) declared as a dividend in connection with the conversion of the Company's previously outstanding Convertible Preferred Stock; (iii) approximately $110,000 to repay all of the Company's outstanding indebtedness (plus accrued interest) to an unaffiliated investor; (iv) approximately $115,000 to pay deferred compensation and consulting fees; (v) up to $1,500,000 for improvements to plant and equipment; (vi) up to $2,000,000 to further develop and enhance the Company's sales and marketing programs and
(vii) the balance ($843,000) for working capital and general corporate purposes. Anticipated improvements to the Company's plant and equipment involve primarily (i) the purchase of bottle manufacturing equipment, including possibly the equipment currently subject to the Blow Molding Agreement, so as to increase the Company's supply of bottles and lower its cost of materials, (ii) the purchase of automated packing and labelling equipment so as to improve the efficiency of the Company bottling line, and
(iii) the construction of new or reconfiguration of old warehouse space so as to create on-site storage for finished goods inventory. Anticipated sales and marketing expenditures involve primarily (i) radio and television advertising, and (ii) event marketing, in the Company's primary target markets.


   The Company anticipates that the proceeds from the Offering, together with projected cash flow from operation, will be sufficient to fund its operations for at least 12 months from the date of this Prospectus. Thereafter, the Company may need to raise additional funds. There can be no assurance that additional financing will be available or if available will be on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations will be materially and adversely affected. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

   Net operating loss carryforwards available to offset future taxable income were approximately $1,473,000 as of September 30, 1996. Use of these net operating losses in future years will be limited pursuant to ss.382 of the Internal Revenue Code because of the ownership change (as defined) resulting from the proposed IPO.

SEASONALITY

   The Company believes that its business is subject to seasonal variations. For obvious reasons, demand for bottled water in any given market tends to be higher during the summer months than during the winter. However, the Company expects these seasonal effects to be moderated by concurrent sales into a variety of different markets worldwide, all of which may not have the same summer season. Moreover, several of the Company's target markets, such as California and the Middle East, have hot or mild temperatures throughout the year.

                                   BUSINESS

GENERAL

   The Company bottles, markets and distributes "natural" water under the name "Hawaiian Springs(TM)." The Company draws its water from a well located at the base of the Mauna Loa volcano in Kea'au on the Big Island of Hawaii ("Source Kea'au"). The water is "bottled at the source" in PET plastic bottles, which are manufactured at the Company's bottling facility. This on-site bottle manufacturing operation enables the Company to reduce its packaging costs while at the same time improving its quality control, inventory management and delivery scheduling. The Company markets its water on the basis of superior quality and taste and on the worldwide reputation of Hawaii.

   The Company has met all FDA requirements for the labeling of its water as "bottled at the source" and "natural." "Bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. "Natural" signifies that the chemical composition and mineral content of the bottled water are the same as those at the source. This contrasts with "purified" water from which certain chemicals and minerals are removed by means of filtration.

   The Company began commercial operations in February 1995, selling initially in the Hawaiian market exclusively. The Company has since expanded its distribution on a limited basis into the West Coast and Southeastern portion of the United States, Guam and the Middle East.

   Most of the Company's product is sold through retail channels such as convenience stores and supermarkets, although the Company also sells through food service outlets such as restaurants, bars, airlines, hotels, country clubs and military installations. The Company distributes its product primarily through distributors, but also utilizes brokers and in California sells directly to specialty retail chains.

   The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. The Company plans to achieve this objective by expanding its presence in its current markets, entering new geographic markets and establishing distributor relationships as well as strategic distribution alliances with other national or international beverage companies in order to take advantage of their established distribution networks.

THE BOTTLED WATER MARKET

   Since the mid-1970's the bottled water market has experienced substantial growth in the United States and most of the industrialized world. Concerns about municipal water quality combined with increased health awareness and the availability of light weight convenient packaging, such as plastic bottles, have made bottled water consumption prevalent among the more affluent, educated population in the United States and other industrialized nations. Currently, bottled water is one of the fastest growing segments of the beverage industry worldwide. Set forth below is summary data concerning the demand for bottled water in those territories which the Company considers its primary target markets.

   Hawaii. Based upon internal marketing data provided by the Company's local distributor, the Company estimates the total bottled water market in Hawaii at approximately 3.2 million gallons (1,000,000 cases) per year. The Company believes that, as with the rest of the United States, bottled water sales in Hawaii are growing at a faster rate than the beverage market generally as bottled water gains in popularity relative to other beverages.

   U.S. Mainland. The primary market for bottled water in the Continental U.S. is the West Coast, particularly California. California is by far the largest single state market, accounting for approximately 29.3% of total domestic bottled water consumption in 1995. The bottled water market in the United States as a whole has grown from about 300 million gallons in 1976 to approximately 2.88 billion gallons in 1995, with per capita consumption increasing by 10.4% in 1994 and by 11.0% in 1995 (the first double digit increases ever). The largest segment of the U.S. bottled water market is the non-sparkling water segment, which accounted for approximately 2.43 billion gallons or approximately 84.4% of the total 2.88 billion gallons sold in 1995, up from approximately

2.21 billion gallons in 1994. The total U.S. non-sparkling bottled water market is projected to grow at an average annual growth rate of approximately 7.1% through the year 2000 to a total of approximately 3.43 billion gallons. The fastest growing segment of the non-sparkling bottled water market in the United States is the retail, premium (bottles of two liters or less are considered premium) PET market, the market in which the Company currently competes. This segment, which grew from a total of 335.8 million gallons in 1994 to 426.8 million gallons in 1995 (a 27.1% increase), has grown at double digit rates annually since 1992. This segment is projected to continue growing at an average annual growth rate of approximately 9.4% through the year 2000.

   Asia. The Asian market consists primarily of Japan, Korea, Indonesia, Taiwan, the Philippines, Guam, Hong Kong, Singapore, Malaysia and the Peoples Republic of China. Of these, the largest single market is Japan, with total 1995 consumption of approximately 143 million gallons. The more recent growth rate in the consumption of bottled water in Japan has been substantial, more than tripling between 1990 and 1994. The recent trend in the Japanese market has been toward increased demand for imported water. The volume of imported water increased fifteenfold between 1988 and 1994, and by 1994 constituted over 26% of the total Japanese bottled water market. In 1993, less than 1% of imported bottled water sold in Japan was imported from the United States; but in 1994 this percentage grew to over 9%.

   A similar pattern is expected to develop in other Asian countries. Korea, for example, which in 1995 eliminated prohibitions on the sale of imported bottled water, is seen as a potential high growth market. China, with a population of over 1.3 billion, does not yet constitute a major bottled water market, but with increasing affluence and consumer sophistication, the Company expects China to become a significant market.

THE WATER SOURCE

   The Company draws its water from a well at the base of Mauna Loa volcano in Kea'au on the Big Island of Hawaii. The southeastern slopes of Mauna Loa, above Kea'au, are among the wettest places on earth, experiencing up to 225 inches of rainfall annually. Rainfall sifts through the porous lava rock of the mountainside forming large underground reservoirs and rivers that flow back into the ocean. A 1993 U.S. Geological Survey estimates that groundwater reservoirs beneath Mauna Loa are recharged by about 2.3 billion gallons of rainfall per day.

   The Company's water source is drilled to a depth of approximately 250 feet. The source is continuously recharged from rainwater at this level. Water is pumped from the well at the rate of approximately 250 gallons per minute. This water flow is more than adequate to satisfy the maximum projected demand for the Company's product, although the flow rate could be expanded, if desired, through the use of stronger pumping equipment.

   The Company believes that the water from Source Kea'au is one of the purest natural waters available, because of its low mineral content, which also gives the water its distinctively light or "young" taste. The entire Big Island of Hawaii is virtually free of industrial activity. The air above the source is so clear that the summit of nearby Mauna Kea is generally regarded as among the best locations in the world for space observation. Thirteen observatories, including the Keck Observatory, the world's largest, are stationed there. Rainwater forms in this pristine air, filters through hundreds of feet of porous lava rock and then collects in underground pools and rivers that flow into the ocean. This constant movement maintains the purity of the source. The Company is not aware of any pollutant currently in use in the vicinity of Source Kea'au which would likely have an adverse impact on the quality of its water.

BOTTLING OPERATIONS


   The Company operates its own bottling and packaging facility in a 8,000 square foot renovated concrete building located adjacent to the Company's well at Source Kea'au. This facility is leased from an affiliate pursuant to a long-term lease agreement. See "Facilities." The bottling facility is located within a 14.5 acre tract which is zoned for agricultural use, but has been approved for various beverage and bottling operations pursuant to a Special Use Permit granted by the County of Hawaii. The Special Use Permit is of perpetual duration, so long as the conditions to its effectiveness have been met. The Company is currently in compliance with all of the conditions of the Special Use Permit and expects that it will remain in compliance in the indefinite future as long as the Company conducts its operations in the manner described in or contemplated by this Prospectus.


   Water from Source Kea'au is pumped directly into the Company's bottling facility where it is passed through a series of particulate filters and ultraviolet light, elevated through an ozone tower for sterilization and then released into the filling line. Bottles are fed onto an automated conveyor system, labeled with an adhesive label and then rinsed with ozonated water before entering the filling room. The filling room is a separately enclosed and pressurized space designed to prevent contamination during the filling process. Inside the filling room, a high-speed rotary filler dispenses water into the bottles, caps them and passes them onto an automated conveyor outside the room. An ink-jet dating code is applied to the bottles as they pass to the pack-off table. Bottles are packed by hand into cardboard cases, which are taped and placed onto pallets for shipment. One liter and 1.5 liter bottles are packed 12 to a case, while 0.33 and 0.5 liter bottles are packed in cases of 24. Current space constraints limit the Company's ability to store finished goods inventory, but the Company is planning construction of a new warehouse facility which will enable it to keep large quantities of stock on hand for immediate delivery. See "Facilities."


   The Company bottles its water in 0.33, 0.5, 1.0 and 1.5 liter PET plastic bottles. All sizes come with standard tamper-proof caps or, in sufficient volume, may be ordered with an optional sports cap. The Company's bottling operations initially utilized bottles purchased from manufacturers in California and Honolulu. In December 1995, the Company entered into a Blow Molding Agreement with a California bottle supplier, pursuant to which such supplier has agreed to manufacture bottles for the Company on site, using equipment owned by the supplier but installed at the Company's bottling facility. This equipment, which has a maximum capacity of approximately 18,000,000 bottles annually, became fully operational in July 1996. The Company is obligated to purchase all of its bottle requirements from this source, with minimum purchases of $750,000 annually. The Company's price for bottles pursuant to this agreement depends upon the number of bottles purchased and may vary from year to year depending upon the manufacturer's cost of PET resin. In order to obtain the best price available the Company has recently placed its initial order for 10,000,000 bottles, calling for aggregate payments of $1,825,000 during the first year of the contract. The Company expects to fund these bottle purchases out of revenue from operations, since bottles are only ordered when needed. In the event that the Company fails to order the minimum number of bottles called for by its initial purchase order, the Company will lose the volume discount which would otherwise be applicable but will not be subject to any other penalty. Assuming the Company purchases at least 15,000,000 bottles per year over the three-year term of this agreement (in excess of $2,650,000 per year), the Company will be entitled to purchase the equipment for $1.00 at the end of the term. The Company believes that this arrangement has significantly improved its bottling operations by lowering its cost of bottles while at the same time improving its quality control, inventory management and delivery scheduling. The Company has recently entered into negotiations with its bottle supplier to purchase the equipment subject to the Blow Molding Agreement on terms which would further reduce the Company's bottling cost. There can be no assurance however, that these negotiations will be successfully concluded.


DISTRIBUTION

   The Company currently distributes its product in Hawaii and, on a limited basis, in the West Coast and Southeastern portion of the United States, Guam and the Middle East. Most of the Company's product is sold through retail channels such as convenience stores and supermarkets, although the Company also sells through food service outlets such as restaurants, bars, airlines, hotels, country clubs and military installations. The Company's product is currently distributed on Japan Airlines (flights departing Hawaii), Aloha Island Air (inter-island flights) and Continental Airlines/Air Micronesia (flights departing Hawaii and all flights departing the West Coast for the Pacific). The product is also sold at the Mauna Lani Golf Course and other prestigious golf courses on the Big Island of Hawaii, as well as military commissaries and exchanges in Hawaii. The Company has appointed a military distributor and broker in California and has obtained approval for the distribution of its product in all military commissaries in California, Arizona, Utah and Nevada.

   The Company distributes its product primarily through distributors, but also utilizes brokers and in California sells directly to specialty retail chains. The Company is also considering strategic distribution alliances with other national and international beverage companies in order to take advantage of their established distribution networks.

   In Hawaii, the Company has appointed Paradise Beverages ("Paradise"), one of Hawaii's largest beer wholesalers, as its exclusive retail distributor throughout the State. The Company has also appointed several other distributors to cover food service markets in Hawaii not normally covered by Paradise. In addition, the Company recently entered into an exclusive broker agreement with a beverage broker in Hawaii to support the sales of efforts of the Company's Hawaiian distributors. See "Risk Factors--Dependence on Key Customer."

   The Company began shipping its product into California in July 1995, concentrating initially on the Los Angeles area. The Company has since expanded its West Coast presence into other parts of Southern California, the San Francisco Bay Area and Sacramento as well as into Portland and Seattle. The Company has also made limited sales in Las Vegas, and in August 1996, entered into an exclusive distributorship agreement with respect to the southern half of Nevada (including Las Vegas) with Nevada Beverage Co., the Anheuser-Busch distributor in this territory. The Company has not utilized distributorship arrangements to any significant extent in California, relying instead on direct sales to specialty supermarket chains such as Bristol Farms in Southern California and Raley's in the Bay Area. The Company has not had the financial resources to support distribution of its product through the major supermarket chains in California because of the slotting fees ("Slotting Fees") and promotional costs normally required to be paid in order to obtain shelf space for new and untested products in these chains. The Company believes that once its product has gained market recognition through the specialty retail channels it is currently utilizing, it will be better able to access these major supermarket chains. The Company currently ships approximately two mixed container-loads (1,400 cases) per month into the West Coast market (including Nevada), but believes that substantially larger sales volumes could be achieved through entry into the major supermarket network. Approximately 29.3% of the bottled water sold in the United States in 1995 was sold in California.

   In May 1996, the Company entered into an exclusive distributorship agreement with respect to the Southeastern portion of the United States (including Texas) with Aloha Products, Ltd. ("Aloha"), a distributor based in Birmingham, Alabama which specializes in Hawaiian products. To date, the Company has shipped six container-loads of product pursuant to this agreement. Aloha has received two purchase orders from Bruno's, a major Southeastern supermarket chain, totalling approximately 1,600 cases of the Company's product for sale in all 204 Bruno's stores. In the event that Aloha fails to purchase at least 252,000 cases of the Company's product in 1998, the Company will be entitled to terminate this agreement. The Company believes that this agreement will help to establish market recognition for the Company's product on a national basis.

   Internationally, the Company has distributed its product in Japan, Korea and Guam on a limited basis and began shipping product to the Middle East in July 1996. The Company initially targeted Japan as its primary overseas market because of Japan's large affluent population, growing receptivity to imported bottled water and fascination with Hawaiian culture and products. As a result, the Company applied for a "Pre-Certification" from the Japanese Ministry of Health and Welfare (the "Japanese Ministry") prior to the start of its commercial operations in order to facilitate entry into this market. The Company was granted this Pre-Certification in March 1995, the first American company ever to receive such approval. The Company commenced sales to Japan in June 1995. In October 1995, however, certain impurities were found in bottled water then being sold by numerous competitors in Japan. In response to a public outcry, the Japanese Ministry ordered a total recall of all bottled water then stocked by these competitors. Minor impurities (ultimately determined to be a fine dust created by the Company's labeller) were also found in a sampling of the Company's water. The Company immediately reconfigured its bottling line to eliminate this problem. A representative of the Japanese Ministry subsequently visited the Company's bottling facility and made no change in the certification of the Company's product. However, due to the adverse market conditions, the Company's Japanese distributor refused to accept additional shipments from the Company, and sales into Japan were temporarily halted. The Company accepted the return of the product and resold it at cost to various U.S. military bases in Japan. The Company has recently entered into a representation agreement with Nihon Valley Corporation, a Japanese corporation, as registered importer and a Japanese broker as manufacturer's representative of the Company's product in Japan. The Company has also recently entered into a consulting arrangement with the Emerald Empire Group, an international food and beverage marketing consultancy, in order to enhance the marketing of the Company's product in Japan and other Asian markets. The Company expects to resume sales to Japan in the near future and ultimately hopes to develop a major presence in this market. The Company is also negotiating with several major Korean importers concerning an exclusive agency agreement and expects to begin shipping product to Korea in 1997. The Company also hopes to begin distributing product in other major Asian markets, such as Taiwan and elsewhere in the Pacific Rim, by the end of 1997.

   In January 1996, the Company entered into an exclusive distributorship agreement with a distributor in Kuwait covering six countries in the Middle East. The Company shipped one container-load into this territory in July 1996 and a second container-load in November 1996. To date, all of the product shipped into the Middle East has been sold in Kuwait. However, the Company's distributor expects to begin selling to Saudi Arabia by the second half of 1997, and thereafter expects to enter other countries within the territory in stages over the next two years.

   All product shipped from Hawaii to the West Coast, Asia and the Middle East is transported by sea cargo. Product destined for inland portions of the United States is generally transported by rail from a West Coast port. Although transportation charges constitute a significant portion of the retail cost of bottled water, the Company is able to benefit from favorable freight rates available into the Company's principle target markets. Hawaii imports far more goods (especially from the West Coast, Japan and Korea) than it exports; therefore, freight charges on merchandise shipped from Hawaii ("backhaul") are substantially lower than on merchandise shipped into the Islands. Even merchandise shipped from Hawaii to inland destinations may benefit from favorable rates ("through fares") offered by rail carriers which contract with shippers to supply incremental cargo at a discount. As a result of favorable freight rates enjoyed by the Company, the Company believes that its transportation costs from Hawaii into other principle markets are often no higher than those incurred by competitors for shipping their product within their regional markets.

MARKETING

   To date, the Company's marketing program has concentrated on selling efforts by its distributors and brokers as well as attendance at trade shows and outdoor events. Trade shows in Asia and Europe have been particularly successful in establishing contacts with distributors who have expressed interest in carrying the Company's product. The Company has also promoted its product through sales to airlines, hotels, country clubs and other such customers which enhances the visibility of the product.

   The Company has completed a product video, which is used primarily in presentations to distributors, but which is also shown on in-room video in Sheraton Hotels in Hawaii. A 30 second commercial has also been cut from this video, which has aired on local television. The Company is currently being advised on branding strategy and advertising support by com.com Inc., an advertising consultancy co-founded by Alexander Brody, one of the Company's directors. The Company's agreement with com.com Inc. has an initial term of one year, commencing August 1, 1996, and provides for a fee of $5,000 per month, plus the award of certain options, in the Company's discretion, in the event of performance above expectations by com.com. Inc. To date, no such options have been granted. See "Certain Transactions."

   To date, the Company's limited funding has not permitted it incur the substantial marketing and promotional costs necessary to obtain widespread distribution in the largest U.S. markets. In California, for example, Slotting Fees are typically required to be paid in order to obtain shelf space for new and untested products in major supermarket chains. For this reason, the Company has chosen to introduce its product in California through smaller, specialty retail chains, which do not charge these fees. The Company expects to be better able to access the major supermarket chains once its product has gained market recognition through the specialty retail channel the Company is currently utilizing. Even after access to these chains has been obtained, however, the Company expects to spend large amounts on in-store promotions and coupon programs in order to maintain shelf space and to enhance the marketing of its product.

GOVERNMENTAL REGULATION; QUALITY CONTROL

   The bottled water industry is highly regulated both in the United States and abroad. Various state and Federal regulations, designed to ensure the quality of the product and the truthfulness of its marketing claims, require the Company to monitor each aspect of its production process, including its water source, its bottling operations and its packaging and labeling practices. The Environmental Protection Agency requires a yearly analysis of the Company's water source by a certified laboratory with respect to a comprehensive list of contaminants (including herbicides, pesticides, volatile chemicals and trace metals). In addition, the Hawaii Department of Health requires weekly microbiological testing of the Company's well water and finished product, as well as monthly inspection of its production line. The Food and Drug Administration (the "FDA") also regulates the Company's packaging and labeling practices. See "Risk Factors--Governmental Regulation; Quality Control."

   Except as described above with respect to Japan (see "Distribution"), to date, the Company has not experienced any problems with regulatory requirements concerning the quality of its product. The Company's bottling facility has an on-site laboratory, where samples of its finished product are visually and chemically tested daily. In addition, the Company's production line is subject to constant visual inspection. The Company believes that it meets or exceeds all applicable regulatory standards concerning the quality of its water. The Company has met all FDA requirements for the labeling of its water as "bottled at the source" and "natural." "Bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. "Natural" signifies that the chemical composition and mineral content of the bottled water are the same as those at the source. This contrasts with "purified" water from which certain chemicals and minerals are removed by means of filtration.

   In addition to U.S. regulations, the Company must meet the requirements of foreign regulatory agencies in order to import and sell its product into other countries. These requirements are generally similar to, and in certain respects more stringent than, U.S. regulations. The Company believes that it is in compliance with applicable regulations in all foreign territories where it currently markets its product.

   Failure to meet applicable regulations in U.S. or foreign markets could lead to costly recalls, loss of certification to market product or, even in the absence of governmental action, to loss of revenue as a result of adverse market reaction to negative publicity. See "Distribution."

COMPETITION

   The bottled water industry is highly competitive, with numerous competitors vying to differentiate themselves with respect to a product often perceived as generic by consumers. Barriers to entry may be low at certain local levels, but increase significantly at the national and international levels because of the large marketing and transportation costs associated with obtaining and maintaining a presence at such levels. See "Risk Factors-- Competition."

   The principal bases of competition in the industry are price, brand recognition, water source and packaging. The Company seeks to develop brand recognition based upon its unique water source. The Company's pricing strategy is to price its product at or slightly below the price for other premium international brands.

   The Company desires to establish its product on a national and international level. On both bases, the Company competes primarily with large, established foreign and domestic companies, all of which have significantly greater financial and other resources than the Company. The Company's principal foreign competitors include Great Brands of Europe, a French company which distributes under the "Evian," "Volvic" and "Dannon Natural Spring Water" names, and Perrier, S.A., a French company, which distributes through its U.S. subsidiary, The Perrier Group, under the "Arrowhead" and "Poland Spring" names, among others. The Company's principal domestic competitors include Crystal Geyser Water Co., a California company which distributes under the "Crystal Geyser" name, Nora Beverage Co., a Connecticut company which distributes Canadian sourced water under the "Naya" name, and Mountain Valley Water Co., an Arkansas company which distributes under the "Mountain Valley" name. Most of these national competitors seek to compete on a price basis.

   In the Hawaiian market, the Company competes primarily with Evian, Crystal Geyser and Menehune, the only other major Hawaiian producer, which sells "purified" municipal water, not "natural" or "spring" water. The Company is the only producer of natural water from Hawaii. The Company believes that it is likely to remain the only such producer, at least for some time, because of zoning, water use and other restrictions currently in effect which make development of a competing source difficult.

EMPLOYEES

   The Company has five full-time employees at its executive offices in Honolulu and one full-time employee in Dana Point, California. The Company also has ten employees at its bottling facility in Kea'au, including a full-time plant manager. The other employees at Kea'au are currently employed on a part-time basis. The Company's employees are not unionized, and the Company has not experienced any work stoppages or strikes as a result of labor disputes. The Company considers its relations with its employees to be satisfactory.

FACILITIES

   The Company has a bottling facility in Kea'au on the Big Island of Hawaii and executive offices in Honolulu. Both of these premises are occupied pursuant to lease arrangements.

   The Company's bottling facility is located on approximately 14.5 acres of land owned by Hawaii Brewery Development Co., Inc. ("HBDC"), a principal stockholder of the Company owned by two of the Company's founders, which was originally formed for the purpose of developing a beer brewing operation on the Big Island of Hawaii. The property is located within an agricultural zone, but has been granted a Special Use Permit for water extraction and bottling operations. The facility itself consists of a 8,000 square foot concrete structure built in 1943. The building has been retrofitted by the Company for its current use, which includes the on-site bottle manufacturing operation, water bottling and packaging line, office and laboratory space and storage space for raw materials and supplies. The facility also includes a limited amount of storage space for finished goods inventory.


   The Company's bottling facility and surrounding property, including the water source and pumping equipment, are leased from HBDC pursuant to a long-term lease agreement (as amended to date, the "Lease"). The Lease provides for an initial term of 50 years commencing on October 1, 1994, which may be extended at the option of the Company for an additional 50 years. The Lease requires the Company to pay rent to HBDC on a monthly basis at a rate equal to the greater of (i) a certain base rent (the "Base Rent"), or (ii) 2% of the Company's net revenues, as defined. The Base Rent will be $5,000 per month during the first five years of the Lease, and will adjust every five years thereafter based upon changes in the Consumer Price Index in Hawaii (as defined). The Lease entitles the Company to exclusive use of the water source; provided, however, that HBDC may draw up to 50% of the water flow for use in beer brewing or other beverage production, but may not draw water for the sale of natural water. The Company believes that even if HBDC were to draw 50% of the water flow for other such purposes, the remaining 50% would be adequate for the current and projected future needs of the Company's business. HBDC currently conducts no other activity on the leased premises, and the Company believes that HBDC has no current plans to conduct any such activity in the foreseeable future. See "Risk Factors--Lease of Key Operating Assets" and "Certain Transactions."


   The Company's headquarters are currently located in approximately 5500 square feet of office/warehouse space in Honolulu. The Company leases this space pursuant to a lease agreement providing for an initial term of three years, which may be extended, at the option of the Company, for an additional three years. The Company's rental payments under this lease agreement are approximately $3,000 per month. The Company sublets a portion of the leased premises to Hansen Juice Company, an unrelated beverage company. Pursuant to this sublease, the Company receives rental payments from its sublessee in an aggregate amount of approximately $250.00 per month.

LEGAL PROCEEDINGS

   The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The Company's current directors and executive officers and their ages, as of September 30, 1996, are as follows:

       Name           Age                   Position with Company
 ----------------     -----     ----------------------------------------------
Marcus Bender  ..      47      President, Chief Executive Officer and Director
Brian Barbata  ..      51      Secretary and Director
Marc Miyahira  ..      37      Chief Financial Officer
Wayne Addison  ..      53      Vice President, Domestic Sales
Tate Robinson  ..      48      Vice President, Administration
John Mayo  ......      46      Director
Michael Chagami .      44      Director
Nathan Keller  ..      58      Director
Alexander Brody .      63      Director


   Mr. Bender has been President, Chief Executive Officer and a director of the Company since its formation in September 1994. He has also been President of Hawaii Brewery Development Co., Inc. ("HBDC") since its formation in 1986, and President and sole owner of Bender Consulting, Inc. ("BCI"), since its formation in March 1990. BCI provides consulting services with respect to the import and export of beverage dispensing equipment. Mr. Bender has been involved in the beverage industry in Hawaii since 1981, where he founded South Pacific Beverages, Ltd. for the purpose of importing and distributing Hinano Beer from Tahiti.

   Mr. Barbata has been Secretary and a director of the Company since its formation in September 1994. He has also been Vice President of HBDC since its formation in 1986. Mr. Barbata is President and a stockholder of Inter Island Petroleum, Inc., a Hawaii petroleum distributor. Prior to founding Inter Island Petroleum in 1988, he served in various management capacities for eight years with Pacific Resources, Inc., a major oil refining and distributing company in Hawaii. Mr. Barbata is also a director of several other privately held Hawaii companies.

   Mr. Miyahira has been Chief Financial Officer of the Company since January 1997. From June 1994 until joining the Company, he was Controller of City Mill Company, a retail home improvement chain in Honolulu, Hawaii. From July 1993 through May 1994, he was Vice President-Finance of Island Beverage Company, a beverage distribution company based in Honolulu, Hawaii. Prior thereto, he was Controller/West Coast Manager of Unicold Corporation, an operator of cold storage facilities based in Honolulu, Hawaii for more than seven years.

   Mr. Addison has been Vice President, Domestic Sales of the Company since June 1996. From 1990 until joining the Company, he was President and sole stockholder of Addison Sales & Marketing, a consulting firm to the food industry, which he founded. Mr. Addison has been engaged in sales and marketing in the food industry since 1970. He has served as President of the Southern California Food Brokers Association and also assisted in establishing the Arizona Food Brokers Association, where he was President prior to being assigned to Southern California.

   Mr. Robinson has been Vice President, Administration of the Company since its formation in September 1994. Mr. Robinson was instrumental in the design and retrofitting of the Company's bottling facility and, as part of his duties, supervises overall operations there. Prior to joining the Company, Mr. Robinson was Vice President--Operations of HBDC and Vice President--Operations of Hawaiian Water Partners for more than five years.

   Mr. Mayo has been a director of the Company since its formation in September 1994. He has been the President and principal owner of National Tire of Hawaii, Ltd. (D/B/A Lex Brodie's Tire Company"), a leading tire retailer in Hawaii, for more than five years. He is also President and sole stockholder of Mayo Water Co., Inc., a holding company which holds stock in the Company.

   Mr. Chagami has been a director of the Company since August 1996. He has been Treasurer of HSC, Inc., a holding company with interests in automobile dealerships, shopping centers and financial services in Hawaii, for more than five years. HSC, Inc. is a principal stockholder of the Company.

   Mr. Keller has been a director of the Company since July 1996. He has been President of West Flo Inc., a California based technical and management consulting firm to the bottled water industry, since 1989. He has also been chief financial officer of Bottles Packaging, Inc., a plastic bottle manufacturer and supplier to the Company, since its formation in July 1995. Mr. Keller has over 30 years experience in the bottled water industry, including senior technical positions with Arrowhead Waters and Perrier Group of America.

   Mr. Brody has been a director of the Company since August 1996. Mr. Brody is currently Managing Partner of com.com Inc., an advertising consultancy, which he co-founded in July 1996. com.com Inc. is advising the Company on branding strategy and advertising support. See "Business--Marketing." From January 1993 through December 1995, Mr. Brody was a consultant to Ogilvy & Mather Worldwide, one of the largest advertising agencies in the world. From 1986 through December 1992, he was President of Ogilvy & Mather Worldwide, heading all of Ogilvy & Mather offices outside the United States.

   The Company's Articles of Incorporation authorize a Board of Directors consisting of not less than four (4) members, the exact number to be determined from time to time by the Board of Directors. The number of directors is currently fixed at six. Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Except as otherwise described above, each current director of the Company was elected at the Company's last Annual Meeting of Stockholders held on June 5, 1996. All officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors or executive officers.

EXECUTIVE COMPENSATION


   Summary Compensation Table. The following table sets forth certain information with respect to the compensation paid or accrued by the Company to its Chief Executive Officer for services rendered to the Company during the fiscal years ended December 31, 1996 and 1995, respectively. No other executive officer received compensation in excess of $100,000.


                                                                        Long-Term
                                                                      Compensation
                                             Annual Compensation         Awards
                                          ------------------------    --------------
                                                                       Securities
                                                                       Underlying        All other
  Name and Principal Position      Year       Salary        Bonus        Options        Compensation
 ------------------------------   ------   -------------    -------   --------------   --------------
Marcus Bender  ................    1996     $126,250(1)        (2)      150,000(3)           --
 President and Chief Executive
 Officer                           1995       85,000(4)        --              --            --


------
(1) As of October 10, 1996, Mr. Bender's salary was increased from the annual rate of $120,000 to $150,000.

(2) Mr. Bender is entitled to an annual bonus of up to $100,000 in the event that the Company meets certain performance goals to be established by the Board. No portion of this bonus was paid or accrued in 1996.

(3) Subject to vesting. Fifty thousand options vest on each of the first, second and third anniversaries of the effective date of the employment agreement described below, provided that such employment agreement has not then been terminated for any reason.

(4) As of August 1, 1995, Mr. Bender's salary was increased from the annual rate of $60,000 to $120,000.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      Individual Grants
                                     -------------------
                         Number of
                         Securities     % of Total
                         Underlying     Options/SARs
                         Options/       Granted to
                         SARs           Employees in      Exercise or Base   Expiration
Name                     Granted        Fiscal Year       Price ($/Sh)       Date
----------------------   ------------   --------------    ----------------   ----------------
Marcus Bender  ........     150,000            75%(1)          $4.00(2)       October 10, 2001
President and
  Chief Executive
  Officer..............

------
(1) Options to purchase an additional 50,000 shares of Common Stock granted to the Company's then Chief Financial Officer during fiscal 1996 expired unvested upon such officer's resignation in December 1996.

(2) Subject to adjustment so as to equal the public offering price per Unit in this Offering.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

   The following table sets forth information with respect to unexercised options to purchase Common Stock held by the Chief Executive Officer at December 31, 1996. No executive officer exercised any stock options during the fiscal year ended December 31, 1996. Except for the Chief Executive Officer, no other executive officer held unexercised options at December 31, 1996.

                                Number of Unexercised              Value of Unexercised
                                    Options Held                   In-The-Money Options
                          --------------------------------   --------------------------------
Name                        Exercisable     Unexercisable     Exercisable     Unexercisable
 -----------------------   -------------   ---------------    -------------   ---------------
Marcus Bender  .........        --             150,000             --               (1)
President and
  Chief Executive
  Officer ..............

(1) The stock options are exercisable at an exercise price equal to the initial public offering price of the Units offered hereby. Such options were not in-the-money at December 31, 1996.

   Employment Agreement.

   In October 1996, the Company entered into an employment agreement with Marcus Bender, pursuant to which Mr. Bender is employed as the Company's President and Chief Executive Officer for a five year term. Pursuant to this employment agreement, Mr. Bender is entitled to receive salary at an initial annual rate of $150,000, plus up to $100,000 in annual bonus compensation in the event that the Company meets certain performance goals to be established by the Board of Directors. The Company has also granted Mr. Bender options to purchase an aggregate of 150,000 shares of Common Stock at an exercise price equal to $4.00 per share (subject to adjustment). These options vest at the rate of 50,000 per year over the first three years of the employment term. Mr. Bender has agreed not to compete with the Company in the sale of natural water for a period of two years following termination of the employment agreement.

   Consulting Agreement.

   In October 1995, the Company entered into a consulting agreement (the "Consulting Agreement") with David R. Shriner, pursuant to which Mr. Shriner was engaged to evaluate the Company's capital structure and requirements, to evaluate potential acquisition or joint venture candidates and to provide other strategic planning services for the Company. Pursuant to the Consulting Agreement, the Company agreed to pay Mr. Shriner aggregate fees of $120,000, payable in installments as follows: $45,000 on August 15, 1996, $25,000 on October 15, 1996, and the balance of $50,000 on January 15, 1997. The installments due on October 15, 1996 and January 15, 1997 have not yet been paid.

   Stock Option Plan.

   The Company currently has no formal stock option plan, although the Board of Directors has reserved 1,000,000 shares of Common Stock for issuance upon the exercise of stock options which may be granted from time to time to directors, officers, employees and consultants of the Company. The Company has granted 150,000 of such options to its Chief Executive Officer in connection with his employment agreement and an additional 75,000 options to its Chief Financial Officer. None of such options are currently vested. See "--Employment Agreement." The Company expects to adopt a formal stock option plan following the completion of this Offering.

   Compensation of Directors.

   Directors of the Company do not receive any cash compensation for service on the Board of Directors or any committee thereof. However, directors are entitled to be reimbursed by the Company for their expenses in connection with attendance at Board or committee meetings.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock, as of December 15, 1996, by (i) each stockholders who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, the only class of the Company's capital stock currently outstanding, (ii) each director and executive officer of the Company who owns any shares of Common Stock, and
(iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                   Shares of Common Stock
Name and Address(1)                Beneficially Owned(2)          Percent of Common Stock
 -------------------------------   ----------------------  -----------------------------------
                                                            Prior to Offering   After Offering
                                                            -----------------    --------------
Hawaii Brewery                             729,264                45.60              20.26
Development Co., Inc.(3)

HSC, Inc.(4)                               429,056                26.83              11.92
 345 Kekuanoa Street
 Hilo, HI 96721

Mayo Water Co., Inc.(5)                    160,901                10.06               4.47
 701 Queen Street
 Honolulu, HI 96813

Jim Ed Norman                              160,901                10.06               4.47
 20 Music Square East
 Nashville, TN 37203-4326

Keijiro Sorimachi                          119,090                 7.45               3.31
 101 Aupuni Street, Suite 1001
 Hilo, HI 96720

Marcus Bender(3)                           729,264                45.60              20.26

Brian Barbata(3)                           729,264                45.60              20.26

Richard Henderson(4)                       429,056                26.83              11.92

Michael Chagami(6)                         429,056                26.83              11.92

John Mayo(5)                               160,901                10.06               4.47

All directors and executive              1,319,221                82.49              36.65
officers as a group (9 persons)


------
(1) Except as otherwise indicated, the address of each stockholder listed above is c/o Hawaiian Natural Water Company, Inc., 248 Mokauea Street, Honolulu, Hawaii 96819.

(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3) Hawaii Brewery Development Co., Inc. ("HBDC") is owned 50% by Marcus Bender and 50% by Brian Barbata. Messrs. Bender and Barbata are directors and Mr. Bender is an executive officer of the Company. Each of Messrs. Bender and Barbata may be deemed the beneficial owner of the shares held by HBDC. Other than through HBDC, neither of Messrs. Bender and Barbata owns any capital stock of the Company.

(4) HSC, Inc. ("HSC") is majority owned by Richard Henderson. Mr. Henderson may be deemed the beneficial owner of the shares held by HSC. Other than through HSC, Mr. Henderson does not own any capital stock of the Company.

(5) Mayo Water Co., Inc. ("MWC") is wholly owned by John Mayo, a director of the Company. Mr. Mayo may be deemed the beneficial owner of the shares held by MWC. Other than through MWC, Mr. Mayo does not own any capital stock of the Company.

(6) As a director of HSC, Mr. Chagami shares the power to vote and dispose of the shares of Common Stock held by HSC. Therefore he may be deemed the beneficial owner of these shares.

                           SELLING SECURITYHOLDERS


   An aggregate of 750,000 Selling Securityholders Warrants (identical to the Redeemable Warrants) which will be issued to certain Selling Securityholders in exchange for the Bridge Warrants, together with 750,000 shares of Common Stock issuable upon exercise of such Selling Securityholders Warrants, are being offered hereby, at the expense of the Company, for the account of the Selling Securityholders. See "Securities Eligible for Future Sale." The Bridge Warrants were issued as part of the Bridge Financing. In connection with the Bridge Financing, the Company paid to the Underwriter, as placement agent, $150,000 in cash as commissions and a non-accountable expense allowance of $45,000. The Company also issued to the Placement Agent warrants (the "Placement Agent Warrants") to purchase 150,000 shares of Common Stock at an exercise price of $1.50 per share exercisable for four years commencing October 10, 1997. The Placement Agent Warrants will be canceled prior to the consummation of this Offering. Sales of such Selling Securityholders Warrants and the underlying shares of Common Stock may depress the price of the Common Stock or Redeemable Warrants in any market that may develop for such securities.

   The following table set forth information with respect to persons for whom the Company is registering the Selling Securityholders Warrants and the underlying Selling Securityholders Shares for resale to the public in the Concurrent Offering. Beneficial ownership of Redeemable Warrants and Common Stock by such Selling Securityholders after the Offering will depend on the number of securities sold by each Selling Securityholders in the Concurrent Offering.


                                                 Redeemable Warrants(1)                     Common Stock(1)
                                         -------------------------------------   -------------------------------------
                                              Number of
                                             Redeemable                              Number of
                                           Warrants Owned                           Common Stock
                                            Prior to and                           Owned Prior to
                                          Registered in the   Percent of Class   and Registered in   Percent of Class
                                             Concurrent          after the         the Concurrent        after the
Selling Securityholder                        Offering          Offerings(2)          Offering         Offerings(3)
 --------------------------------------   -----------------   ----------------    -----------------   ----------------
Stanley S. Arkin                                50,000              1.82%              50,000                *
Louis A. and Madeline Best, JTWROS              50,000              1.82               50,000                *
Delaware Charter Guarantee & Trust Co.
  FBO Laurence Heller IRA Rollover              25,000               *                 25,000                *
Isaack Dweck                                    25,000               *                 25,000                *
Jerry Finkelstein                               50,000              1.82               50,000                *
Charles Johnston                                12,500               *                 12,500                *
Jack Kaster                                     25,000               *                 25,000                *
Ralph K. Kato                                   50,000              1.82               50,000                *
J. D. Kosmo                                     12,500               *                 12,500                *
Daniel R. Lee                                  100,000              3.64              100,000              1.57
Barry J. Lind Revocable Trust                   50,000              1.82               50,000                *
Barry J. Lind/Neil G. Bluhm,
  tenants in common                             50,000              1.82               50,000                *
Christian Ludwigsen                             12,500               *                 12,500                *
Peter Maher and Patricia Maher, JTWROS          25,000               *                 25,000                *
Daniel and Dianne Mine, JTWROS                  12,500               *                 12,500                *
Frank C. Rathje                                 25,000               *                 25,000                *
Dawn Roccaro                                    12,500               *                 12,500                *
Peter G. Roehl                                 125,000              4.55              125,000              1.97
Gail Reich                                      12,500               *                 12,500                *
Richard S. Simms II, Keogh                      12,500               *                 12,500                *
Richard B. Schecter                             12,500               *                 12,500                *
TOTAL                                          750,000             27.27%             750,000             11.81%

------
* Less than one percent (1%)

(1) Assumes no purchase by any Selling Securityholder of Common Stock or Redeemable Warrants offered in the Offering. The Offering and the Concurrent Offering are referred to as the "Offerings."

(2) Assumes none of the Selling Securityholders Warrants have been exercised and is therefore based upon 2,750,000 Redeemable Warrants outstanding after the Offerings. Assumes no Selling Securityholders Warrants have been sold by any Selling Securityholder.

(3) Assumes the exercise of all Redeemable Warrants, including the 750,000 Selling Securityholders Warrants, and is therefore based upon 6,349,212 shares of Common Stock outstanding after the Offerings and such exercise. Assumes no shares of Common Stock have been sold by any Selling Securityholder.

   There are no material relationships between any of the Selling Securityholders and the Company. The securities offered by the Selling Securityholders are not being underwritten by the Underwriter. The Selling Securityholders have agreed not to sell or otherwise dispose of any of the Selling Securityholders Warrants or Selling Securityholders Shares during the Lock-up Period without the prior consent of the Underwriter. With such consent, the Selling Securityholders may sell the Selling Securityholders Warrants or the underlying Selling Securityholders Shares at any time on or after the date hereof. In addition, the Selling Securityholders have agreed that, for a period of two years from the date hereof, they will not sell such securities other than through the Underwriter and that, upon any such sale, they will compensate the Underwriter in accordance with its customary compensation practices. Subject to these restrictions, the Company anticipates that sales of the Selling Securityholders Warrants or the underlying Selling Securityholders Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Selling Securityholders Warrants or Selling Securityholders Shares directly to purchasers or through broker-dealers that may act as agent or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from the purchasers of the Selling Securityholders Warrants or the Selling Securityholders Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   The Selling Securityholders and any broker-dealers that act in connection with the sale of the Selling Securityholders Warrants or Selling Securityholders Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities against certain liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Selling Securityholders Warrants or Selling Securityholders Shares by the holders thereof, although the Company will receive proceeds from any exercise of the Selling Securityholders Warrants. Sales of the Selling Securityholders Warrants or Selling Securityholders Shares by the holders thereof, or even the potential of such sales, could have an adverse effect on the market price of the Units, the Redeemable Warrants and Common Stock.

   At the time a particular offer of Selling Securityholders Warrants or the Selling Securityholders Share is made, except as herein contemplated, by or on behalf of a Selling Securityholders, to the extent required, a Prospectus will be distributed which will set forth the number of Selling Securityholders Warrants or Selling Securityholders Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the securities purchased and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

   Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling-off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provision may limit the timing of purchases and sales of such securities by the Selling Securityholders.

                             CERTAIN TRANSACTIONS

   The Company has been substantially dependent upon equity investments, loans and guarantees from its stockholders or their affiliates in order to finance its operations. In May 1995, Inter Island Petroleum, Inc., a company of which Brian Barbata, a director of the Company, is President and a stockholder, loaned the Company $100,000. This loan bears interest at the annual rate of 12% and was originally due in June 1995. The Company repaid $50,000 in principal plus accrued interest thereon (approximately $12,000) out of the proceeds of the Bridge Financing and agreed to repay the balance of this loan, plus all accrued interest, out of the proceeds of this Offering. See "Use of Proceeds." Certain directors and an affiliate of the Company are personal guarantors of this indebtedness and the Company's $200,000 equipment lease agreement with First Hawaiian Leasing, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

   In July 1995, certain stockholders of the Company made an equity contribution to the Company in the aggregate amount of $65,800, in exchange for an aggregate of 237,912 shares of Common Stock. In September 1995, all of the stockholders of the Company made an additional equity contribution, on a pro rata basis, in the aggregate amount of $92,159, in exchange for an aggregate of 333,229 shares of Common Stock. In February 1996, Marcus Bender, the Company's President, loaned the Company $10,000 on an interest free basis in order to meet certain then current obligations. The Company repaid $4,500 of this loan in March 1996, and repaid the balance in April 1996. In March 1996, HSC advanced the Company $40,000 on an interest free basis. In April 1996, HSC loaned the Company an additional $67,320, and the earlier $40,000 advance was converted into an interest bearing loan on the same terms. HBDC also loaned the Company $182,400 in April 1996. These loans bear interest at an annual rate of 12% and are due in April 1997 or, if earlier, upon consummation of this Offering. In July and August 1996, HBDC and HSC loaned the Company an additional $42,985 and $25,284, respec-tively, and Mayo Water Co., Inc. ("MWC"), a corporation wholly owned by John Mayo, a director of the Company, loaned the Company $49,726. These loans also bear interest at an annual rate of 12% and are due in April 1997 or, if earlier, upon consummation of this Offering. In July, August and September 1996, HSC, MWC and HBDC advanced the Company an aggregate of $90,272 on an unsecured, non-interest bearing basis. These advances were repaid out of the proceeds of the Bridge Financing. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

   The Company leases its bottling facility and rights to use of its water source pursuant to a long-term lease agreement with HBDC. HBDC is jointly owned by Marcus Bender and Brian Barbata, two of the Company's directors and executive officers. See "Risk Factors--Lease of Key Operating Assets" and "Business--Facilities."

   In 1995, the Company purchased certain equipment for use in the Company's bottling operations from a company wholly owned by Mr. Bender for an aggregate of $25,000.

   In December 1995, the Company entered into a Blow Molding Agreement with Bottles Packaging, Inc. ("BPI"), a California bottle manufacturer. Nathan Keller, a director of the Company since July 1996, is the chief financial officer of BPI. See "Business--Bottling Operations."

   In July 1996, the Company entered into a one year agreement with com.com. Inc, pursuant to which com.com Inc. was engaged to advise the Company on branding strategy and advertising support. This agreement provides for a fee of $5,000 per month, plus the award of certain stock options, in the Company's discretion, based upon performance. To date, no such options have been granted. See "Business--Marketing." Alexander Brody is Managing Partner of com.com Inc. In August 1996, Mr. Brody was elected a director of the Company.

   Management believes that each of the transactions described above was effected on terms no less favorable to the Company than would have been available from unaffiliated third parties. All future transactions between the Company and any of its officers, directors, principal stockholders and their affiliates, including loan transactions, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, $1.00 par value. As of the date hereof, the Company has outstanding 1,599,212 shares of Common Stock held of record by five stockholders. No shares of Preferred Stock are outstanding. All outstanding shares of capital stock of the Company are fully paid and non-assessable.

COMMON STOCK

   The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their shares into any other securities.

PREFERRED STOCK

   The Preferred Stock may be issued in one or more series from time to time with such designation, rights, preferences and limitations as the Board of Directors may determine. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method or nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Such undesignated shares could also be used as an anti-takeover device by the Company since they could be issued with "super-voting rights" and placed in the control of parties friendly to the current management. The Company has no present plans to issue any of the undesignated shares.

THE UNITS

   Each Unit consists of one share of Common Stock and one Redeemable Warrant, which entitles the registered holder thereof to purchase one share
of Common Stock at an initial exercise price of $      per share [150% of the
initial public offering price per Unit], subject to adjustment. The shares of Common Stock and Redeemable Warrants comprising the Units will be detachable and separately tradeable upon issuance. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30-day period commencing on the date of this Prospectus.

THE REDEEMABLE WARRANTS

   The Redeemable Warrants, including the Selling Securityholders Warrants, will be issued under and subject to the terms of a Warrant Agreement (the "Warrant Agreement") dated as of the date hereof between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). Set forth below is a summary of certain provisions of the Warrant Agreement. Such summary does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Warrant Agreement. A copy of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

   General. Each Redeemable Warrant entitles the registered holder thereof to
purchase one share of Common Stock at an initial exercise price of $    per
share [150% of the initial public offering price per Unit], subject to adjustment, at any time following the date of issuance until 5:00 p.m. New
York time,      , 2001 [60 months from the date of this Prospectus] (the
"Expiration Date"), unless previously redeemed. Each Redeemable Warrant will be issued in registered form and will be transferable from and after the date of issuance and prior to the Expiration Date. Warrantholders are not entitled, by virtue of being Warrantholders, to receive dividends or to vote at or receive notice of any meeting of stockholders or to exercise any other
rights whatsoever as stockholders of the Company. Commencing      , 1997 [12
months from the date of this Prospectus], the Company will have the right to redeem all, but not less than all, of the Redeemable Warrants at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the written consent of Joseph Stevens & Company, Inc. (the "Underwriter"), and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

   Adjustments. The exercise price of the Redeemable Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment in certain events, including stock splits or combinations, stock dividends, or through a recapitalization resulting from a stock split or combination. The remaining shares of Common Stock still subject to the Warrant and the purchase price thereof will be appropriately adjusted by the Company.

   Amendments. The Board of Directors of the Company, in its discretion, may amend the terms of the Redeemable Warrants to, among other things, reduce the exercise price; provided, however, that no amendment adversely affecting the rights of the holders of the Redeemable Warrants may be made without the approval of the holders of not less than a majority of the Redeemable Warrants then outstanding.

   Exercise of Redeemable Warrants. The Redeemable Warrants may be exercised by surrendering to the Warrant Agent the warrant certificate evidencing the Warrant, duly executed by the Warrantholder or his duly authorized agent and indicating such Warrantholder's election to exercise all or a portion of the Redeemable Warrants evidenced by such warrant certificate. Surrendered warrant certificates must be accompanied by payment of the aggregate exercise price of the Redeemable Warrants to be exercised, which payment may be made, at the Warrantholder's election, in cash or by delivery of a cashier's or certified check or any combination of the foregoing. A current Prospectus must be in effect in order for holders of Redeemable Warrants to exercise such Redeemable Warrants. Pursuant to the terms of the Warrant Agreement, the Company has agreed to maintain a current Prospectus in effect until the Expiration Date, subject to certain exceptions.

   Upon receipt of duly executed Redeemable Warrants and payment of the exercise price, the Company shall issue and cause to be delivered, to or upon the written order of exercising Warrantholders, certificates representing the number of shares of Common Stock so purchased. if fewer than all of the Redeemable Warrants evidenced by any warrant certificate are exercised, a new warrant certificate evidencing the Redeemable Warrants remaining unexercised will be issued to the Warrantholder.

   The Company has authorized and will reserve for issuance a number of shares of Common Stock sufficient to provide for the exercise of all Redeemable Warrants. When delivered in accordance with the Warrant Agreement, such shares will be fully paid and non-assessable.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock of the Company is Continental Stock Transfer & Trust Company, New York, New York.

                     SECURITIES ELIGIBLE FOR FUTURE SALE

   Upon completion of this Offering, the Company will have outstanding an aggregate of 3,559,212 shares of Common Stock assuming (i) the issuance by the Company of 2,000,000 shares of Common Stock included in the Units offered hereby, (ii) no issuance of shares of Common Stock relating to outstanding warrants to purchase Common Stock, and (iii) no exercise of outstanding options to purchase Common Stock. Of these shares, the 2,000,000 shares included in the Units will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by Affiliates of the Company (whose sales would be subject to certain limitations and restrictions described below) and the regulations promulgated thereunder).

   The remaining 1,599,212 shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. Of these shares, 1,028,071 will become eligible for sale in the public market under Rule 144 90 days after the date hereof. An additional 237,912 and 333,229 of these shares will first become eligible for sale in the public markets under Rule 144 on July 1, 1997 and October 1, 1997, respectively.

   The Redeemable Warrants underlying the Units offered hereby and the shares of Common Stock underlying such Redeemable Warrants, upon exercise thereof, will be freely tradable without restriction under the Securities Act, except for any Redeemable Warrants or shares of Common Stock purchased by an Affiliate, which will be subject to the resale limitation of Rule 144 under the Securities Act. In addition, 750,000 Selling Securityholders Warrants and 750,000 Selling Securityholders Shares are being registered in the Concurrent Offering. The Selling Securityholders have agreed not to transfer such securities for a period of 18 months from the date hereof, without the prior written consent of the Underwriter. An appropriate legend shall be marked on the face of the certificates representing such securities.

   In addition, without the consent of the Underwriter, the Company has agreed not to sell or offer for sale any of its securities during the Lock-up Period, except pursuant to outstanding options and warrants and pursuant to the Company's existing option plans and no option shall have an exercise price that is less than the fair market value per share of Common Stock on the date of grant. An appropriate legend shall be marked on the face of certificates representing all such securities.

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 35,992 shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years would be entitled to sell such shares under Rule 144 without regard to the requirements described above. To the extent that shares were acquired from an Affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the Affiliate. The Securities and Exchange Commission (the "Commission") has recently proposed to amend Rule 144 to shorten each of the two-year and three-year periods by one year.

   Sales of substantial amount of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.


                                 UNDERWRITING

   Joseph Stevens & Company, Inc. (the "Underwriter") has entered into an Underwriting Agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, on a firm commitment basis, all of the Units offered by the Company hereby.

   The Company has been advised by the Underwriter that the Underwriter initially proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of $_______ per Unit, of which amount an amount not in excess of $_______ per Unit may in turn be reallowed by such dealers to other dealers. After the commencement of the Offering, the public offering price, concessions and reallowances may be changed. The Underwriter has informed the Company that it does not expect sales to discretionary accounts by the Underwriter to exceed five percent of the securities offered by the Company hereby.

   The Company has granted to the Underwriter an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 300,000 Units on the same terms and conditions of the Offering for the sole purpose of covering over-allotments, if any.

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the Units underwritten, $25,000 of which has been paid to date.

   Upon the exercise of any Redeemable Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Underwriter, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission which shall not exceed five percent (5%) of the aggregate exercise price of such Redeemable Warrants in connection with bona fide services provided by the Underwriter relating to any warrant solicitation. In addition, the individual must designate the firm entitled to such warrant solicitation fee. If the individual fails to designate the firm entitled to such warrant solicitation fee, it shall be presumed that such exercise was unsolicited. Additionally, no compensation will be paid to the Underwriter in connection with the exercise of the Redeemable Warrants if (a) the market price of the Common Stock is lower that the exercise price of the Redeemable Warrants, (b) the Redeemable Warrants were held in a discretionary account or (c) the Redeemable Warrants are exercised in an unsolicited transaction. Unless granted an exemption by the Commission from its Rule 10b-6 promulgated under the Exchange Act, the Underwriter will be prohibited from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Redeemable Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee. As a result, the Underwriter may be unable to continue to provide a market for the Company's Units, Common Stock or Redeemable Warrants during certain periods while the Redeemable Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 10b-6 during the period described above, the Underwriter undertakes to waive unconditionally its rights to receive a commission on the exercise of such Redeemable Warrants.

   All of the holders of the issued and outstanding shares of Common Stock prior to the Offering have agreed (i) not to transfer any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase of subscribe for any shares of Common Stock during the Lock-up Period, without the prior written consent of the Underwriter and (ii) that, for 24 months following the effective date of the Registration Statement, any sales of the Company's securities shall be made through the Underwriter in accordance with its customary brokerage practices either on a principal of agency basis. An appropriate legend shall be marked on the face of certificates representing all such securities.

   In connection with the Offering, the Company has agreed to issue and sell to the Underwriter and/or its designees, at the closing of this Offering, for nominal consideration, the Underwriter's Warrants to purchase 200,000 Units. The Underwriter's Warrants are exercisable at a price of $______ [120% of the public offering price of the Units] per Unit at any time during a period of four years commencing twelve months after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of the Underwriter. The shares of Common Stock, Redeemable Warrants, and shares of Common Stock underlying the Redeemable Warrants, and shares of Common Stock underlying the Redeemable Warrants issuable upon the exercise of the Underwriter's Warrant are identical to those offered to the public. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The Underwriter's Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration, at the Company's expense, with respect to the securities underlying the Underwriter's Warrants.

   In connection with the Bridge Financing, the Company paid to the Underwriter, as placement agent, $150,000 in cash as commissions and a non-accountable expense allowance of $45,000. The Company also issued to the Placement Agent warrants (the "Placement Agent Warrants") to purchase 150,000 shares of Common Stock at an exercise price of $1.50 per share exercisable for four years commencing October 10, 1997. The Placement Agent Warrants will be canceled prior to the consummation of this Offering.

   The Company has agreed that for five years from the effective date of the Registration Statement, the Underwriter may designate one person for election to the Company's Board of Directors (the "Designation Right"). In the event that the Underwriter elects not to exercise its Designation Right, then it may designate one person to attend all meetings of the Company's Board of Directors for a period of five years. The Company has agreed to reimburse the Underwriter's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors. Pursuant to the Financial Advisory and Consulting Agreement, the Company has also agreed to retain the Underwriter as the Company's financial consultant for a period of 24 months from the date hereof and to pay the Underwriter a monthly retainer of $2,000, all of which is payable in advance on the closing of this Offering. The Company has also agreed to compensate Joseph Stevens & Company, Inc. during the 60 month period from the date hereof for any advice furnished in connection with acquisitions or mergers, joint ventures, license and royalty agreements and other financings, other than the private or public sale of the Company's securities for cash. The amount of compensation Joseph Stevens & Company, Inc. shall receive shall be dependent upon the value of consideration involved in the business transaction for which advice is rendered. The Company has further agreed to indemnify and hold harmless Joseph Stevens & Company, Inc. from all liabilities which are related to or arise from any actions taken or omitted to be taken in connection with Joseph Stevens & Company, Inc.'s engagement as a consultant pursuant to the Financial Advisory and Consulting Agreement.


   Prior to this Offering, there has been no public market for the Units, the Common Stock, or the Redeemable Warrants. Accordingly, the initial public offering price of the Units and the terms of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter. The factors considered in determining such prices and terms, in addition to the prevailing market conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, results of operations or net worth of the Company.

   The Underwriter commenced operations in May 1994 and therefore does not have extensive expertise as an underwriter of public offerings of securities. In addition, the Underwriter is a relatively small firm and no assur-ance can be given that the Underwriter will be able to participate as a market maker in the Units, the Common Stock or in the Redeemable Warrants, and no assurance can be given that any broker-dealer will make a market in the Units, the Common Stock or the Redeemable Warrants. The Underwriter has acted as managing underwriter of nine public offerings. See "Risk Factors -- Underwriter's Lack of Experience; Underwriter's Potential Influence on the Market."


   The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Available Information."

                                LEGAL MATTERS

   The validity of the Units offered hereby have been passed upon for the Company by Graham & James LLP, Los Angeles, California. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel for the Underwriter in connection with the Offering.

                                   EXPERTS

   The financial statements included in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph which states that there is substantial doubt about the Company's ability to continue as a going concern.

                            AVAILABLE INFORMATION

   The Company has filed with the Commission a Registration Statement on Form SB-2, including amendments thereto, relating to the Units offered hereby, the Common Stock and Redeemable Warrants included therein, the Selling Securityholders Warrants, the Common Stock underlying each of the Redeemable Warrants and the Selling Securityholders Shares. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; however, all material information with respect to such contracts and documents are disclosed in this Prospectus. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

   For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. As a result of the Offering, the Company will be subject to the informational requirements of the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will furnish the reports and other information required thereby to the Commission. The Company intends to furnish holders of the Units, the Common Stock and the Redeemable Warrants with annual reports containing, among other information, audited financial statements certified by an independent accounting firm. The Company also intends to furnish such other reports as it may determine or as may be required by law.

                        INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants  .....................................................  F-2

Balance Sheet -- December 31, 1995  ...........................................................  F-3

Statement of Operations For the Period From Inception (September 13, 1994) to December 31,
  1994 and the Year Ended December 31, 1994 ...................................................  F-4

Statement of Stockholders' Deficit for the Period From Inception (September 13, 1994) to
  December 31, 1994 and the Year Ended December 31, 1995 ......................................  F-5

Statements of Cash Flows for the Period From Inception (September 13, 1994 to December 31,
  1994) and the Year Ended December 31, 1995 ..................................................  F-6

Notes to Financial Statements  ................................................................  F-7

Balance Sheet -- September 30, 1996 (Unaudited)  ..............................................  F-17

Statement of Operations for the Nine Months Ended September 30, 1995 and 1996 (Unaudited)  ....  F-18

Statement of Changes in Stockholders' Deficit for the Nine-Month Period Ended September 30,
  1996 (Unaudited) ............................................................................  F-19

Statements of Cash Flows for the Nine Months Ended September 30, 1995 and 1996 (Unaudited)  ...  F-20

Notes to Financial Statements For the Nine Months Ended September 30, 1995 and 1996
  (Unaudited) .................................................................................  F-21


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Hawaiian Natural Water Company, Inc.

We have audited the accompanying balance sheet of HAWAIIAN NATURAL WATER COMPANY, INC., (a Hawaii corporation) as of December 31, 1995, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (September 13, 1994) to December 31, 1994 and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Natural Water Company, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the period from inception (September 13, 1994) to December 31, 1994 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the accumulated deficit, negative cash flows from operations, significant liabilities and the need for additional capital raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



                                            /s/ Arthur Andersen LLP
Honolulu, Hawaii
September 5, 1996

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                      BALANCE SHEET -- DECEMBER 31, 1995

                                    ASSETS

 CURRENT ASSETS:
     Inventories  .................................................................     $  178,860
     Trade Accounts Receivable  ...................................................         69,267
     Prepaid Expenses  ............................................................          7,698
                                                                                        -----------
          Total Current Assets  ...................................................        255,825
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of
   $49,846 ........................................................................        437,803
DEPOSITS  .........................................................................          6,262
ORGANIZATIONAL COSTS, net of accumulated amortization of $1,127  ..................          3,382
                                                                                        -----------
          Total Assets  ...........................................................     $  703,272
                                                                                        ===========


                                 LIABILITIES

 CURRENT LIABILITIES
     Bank Overdraft  ................................................................   $   28,578
     Accounts Payable  ..............................................................      346,662
     Loan Payable to Related Party  .................................................      100,000
     Bank Loan  .....................................................................      300,000
     Accrued Expenses and Other Current Liabilities  ................................      120,451
     Dividends Payable  .............................................................       22,556
     Unearned Revenue  ..............................................................       13,990
     Deferred Compensation  .........................................................       12,500
     Capital Lease Obligation -- Current Portion  ...................................       32,424
                                                                                        -----------
          Total Current Liabilities  ................................................      977,161
CAPITAL LEASE OBLIGATION -- Net of Current Portion  .................................      127,675
                                                                                        -----------
          Total Liabilities  ........................................................    1,104,836
                                                                                        -----------
COMMITMENTS AND CONTINGENCIES

                                       STOCKHOLDERS' DEFICIT
STOCKHOLDERS' DEFICIT:
     Preferred Stock, 8% cumulative, convertible; $666.67 par value; 500 authorized;
        350 shares issued and outstanding (convertible into an aggregate of 389,000
        shares of common stock) .....................................................      233,334
     Common Stock, no par; 20,000,000 authorized; 1,210,212 shares issued and
        outstanding .................................................................      208,959
     Accumulated Deficit  ...........................................................     (843,857)
                                                                                        -----------
          Total Stockholders' Deficit  ..............................................     (401,564)
                                                                                        -----------
          Total Liabilities and Stockholders' Deficit  ..............................   $  703,272
                                                                                        ==========


      The accompanying notes are an integral part of this balance sheet.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                           STATEMENTS OF OPERATIONS

            FOR THE PERIOD FROM INCEPTION (SEPTEMBER 13, 1994) TO
            DECEMBER 31, 1994 AND THE YEAR ENDED DECEMBER 31, 1995

                                                Period From
                                                Inception to      Year Ended
                                                December 31,     December 31,
                                                    1994             1995
                                               --------------   --------------
NET SALES  .................................      $     --        $ 588,920
COST OF SALES  .............................            --          620,593
                                               --------------   --------------
          Gross Margin  ....................            --          (31,673)
                                               --------------   --------------
EXPENSES:
     General and Administrative  ...........        69,862          437,289
     Selling and Marketing  ................        10,565          220,651
                                               --------------   --------------
                                                    80,427          657,940
                                               --------------   --------------
OTHER INCOME (EXPENSE):
     Interest Income  ......................            --            2,179
     Interest Expense  .....................            --          (53,440)
                                               --------------   --------------
                                                        --          (51,261)
                                               --------------   --------------
          Net Loss  ........................      $ (80,427)      $ (740,874)
                                               ==============   ==============
          Loss per Common and Common
             Equivalent Share ..............      $(0.09)          $(0.62)
                                               ==============   ==============



  The accompanying notes are an integral part of these financial statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                      STATEMENT OF STOCKHOLDERS' DEFICIT

   FOR THE PERIOD FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

                                         Common Stock           Preferred Stock
                                  ------------------------ ------------------------
                                                                                         Stock                          Total
                                    Number of                Number of               Subscriptions    Accumulated   Stockholders'
                                     Shares       Amount      Shares       Amount      Receivable       Deficit        Deficit
                                   -----------  ----------- -----------  ----------- --------------- -------------  -------------
ISSUANCE OF SHARES --
  SEPTEMBER 13, 1994 .............    639,071    $ 51,000       200       $133,334     $      --       $      --      $ 184,334
   Subscription of stock .........         --          --        --        100,000      (100,000)             --             --
   Preferred dividends ...........         --          --        --             --            --          (3,889)        (3,889)
   Net loss ......................         --          --        --             --            --         (80,427)       (80,427)
                                   -----------  ----------- -----------  ----------- --------------- -------------  --------------
BALANCE AT DECEMBER 31, 1994  ....    639,071      51,000       200        233,334      (100,000)        (84,316)       100,018
   Issuance of shares --
     July 1, 1995  ...............    237,912      65,800        --             --            --              --         65,800
   Issuance of shares --
     October 1, 1995  ............    333,229      92,159        --             --            --              --         92,159
   Collection of stock
     subscriptions receivable --
     March 1, 1995 ...............         --          --       150             --       100,000              --        100,000
   Preferred dividends ...........         --          --        --             --            --         (18,667)       (18,667)
   Net loss ......................         --          --        --             --            --        (740,874)      (740,874)
                                   -----------  ----------- -----------  ----------- --------------- -------------  -------------
BALANCE AT DECEMBER 31, 1995  ....  1,210,212    $208,959       350       $233,334     $      --       $ (843,857)    $ (401,564)
                                   ===========  =========== ===========  =========== =============== =============  =============


   The accompanying notes are an integral part of this financial statement.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                           STATEMENTS OF CASH FLOWS

            FOR THE PERIOD FROM INCEPTION (SEPTEMBER 13, 1994) TO
            DECEMBER 31, 1994 AND THE YEAR ENDED DECEMBER 31, 1995

                                                                   Period From
                                                                   Inception to      Year Ended
                                                                   December 31,     December 31,
                                                                       1994             1995
                                                                  --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ...................................................     $ (80,427)      $ (740,874)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization  ...........................           290           50,682
     Net increase in current assets  ..........................          (701)        (255,124)
     Net increase in current liabilities  .....................        32,856          489,195
     Increase in organizational cost  .........................        (4,509)              --
     Increase in deposits  ....................................        (1,758)          (4,504)
                                                                  --------------   --------------
          Net cash used in operating activities  ..............       (54,249)        (460,625)
                                                                  --------------   --------------
CASH USED IN INVESTING ACTIVITIES --
   Purchase of property and equipment .........................      (131,291)        (162,002)
                                                                  --------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of common stock .........................        51,000          157,959
   Proceeds from sale of preferred stock ......................       133,334          100,000
   Proceeds from bank loan ....................................        20,000          280,000
   Proceeds from loan payable to related party ................            --          100,000
   Repayment of principal on capital leases ...................            --          (34,126)
                                                                  --------------   --------------
          Net cash provided by financing activities  ..........       204,334          603,833
                                                                  --------------   --------------
NET INCREASE (DECREASE) IN CASH  ..............................        18,794          (18,794)
CASH, beginning of period  ....................................            --           18,794
                                                                  --------------   --------------
CASH, end of period  ..........................................     $  18,794        $      --
                                                                  ==============   ==============
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
Acquisition of equipment under capital leases  ................     $ 175,795        $  18,430
                                                                  ==============   ==============
Note receivable for subscription of preferred stock  ..........     $ 100,000        $      --
                                                                  ==============   ==============
Preferred dividends  ..........................................     $   3,889        $  18,667
                                                                  ==============   ==============


  The accompanying notes are an integral part of these financial statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                        NOTES TO FINANCIAL STATEMENTS

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RISK FACTORS

a. Organization

Hawaiian Natural Water Company, Inc. (the "Company") was incorporated in the state of Hawaii on September 13, 1994. The Company was formed for the purpose of bottling, marketing and distributing Hawaiian natural water in the United States and foreign markets. As of December 31, 1995, the Company was in the initial stage of its operations with marketing and distribution arrangements being formulated and established. The Company's initial product introduction occurred in the first quarter of 1995.

b. Basis of Accounting

The Company's accounting policies are in accordance with generally accepted accounting principles in the United States.

c. Going Concern and Risk Factors

As of December 31, 1995, the Company had an accumulated deficit, negative cash flows from operations and significant liabilities, some of which were past due. The Company also needs to raise additional capital to sustain and expand its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully discussed in Note 13, the Company is planning a private placement offering to raise gross proceeds of $1.5 million from Accredited Investors, as defined. In addition, as more fully discussed in Note 13, the Company also plans an initial public offering for the purpose of raising gross proceeds of approximately $5 million of capital in order to implement its planned expansion.

There can be no assurances, however, that these offerings will succeed. Additionally, should the Company require additional financing subsequent to these offerings, there can be no assurance that the required additional financing will be available.

The following are other significant risk factors:

o The Company has been engaged in commercial operations since February 1995. The Company generated $588,920 in net sales in the fiscal year ended December 31, 1995 and $202,405 in net sales in the fiscal quarter ended March 31, 1996. Approximately 77 percent of these sales occurred in the Hawaiian market. The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. To date, however, the Company has only begun to penetrate some of these major target markets, such as the mainland United States, which is far larger than the Company's local market and will likely have a significant impact on the ultimate success of the Company's business. While the Company believes that is has a distinctive product with a basis for worldwide acceptance, to date demand for the product on a national and international level has been largely untested.

o The industry in which the Company plans to market its products is highly competitive, including established companies with significantly greater financial resources than the Company. Accordingly, even if the Company is successful in obtaining the financing it needs, it will be necessary for the Company to succeed in its efforts to market its products to the public.

o The Company leases its key operating assets, including the water source, which results in the Company exercising less control over its operations than if the Company had ownership of these assets. In addition, the lease agreement requires the Company to make rental payments to the lessor which could be substantial, depending upon the Company's level of gross sales.

o The Company depends upon the services of its President for development and management of the business to date. Loss of the services of this individual could have an adverse effect on the Company.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

1. Summary of Significant Accounting Policies and Risk Factors  - (Continued)

o The Company currently depends upon a Hawaii distributor for the majority of the Company's sales. Termination of this oral distribution agreement could have a material adverse impact on the Company.

o The Company's operations are subject to regulation by various governmental agencies. Failure of the Company to meet applicable regulations both in the United States and in foreign markets could lead to costly recalls, loss of certification to market the product or loss of revenue resulting from negative publicity.

d. Property and Equipment


Property and equipment are stated at cost, which includes the cost of labor used to install equipment and perform major leasehold improvements. Maintenance, repairs and minor renewals are expensed as incurred.
Depreciation and amortization are provided by the straight line method over the following estimated useful lives:

                                                  The shorter of the useful
      Leasehold improvements                        life or the lease term
 ---------------------------------               -----------------------------
  Machinery and equipment and
     assets under capital lease                             7 years

e. Revenue Recognition


The Company recognizes revenue on the accrual method of accounting when title transfers upon shipment. The Company also grants customers the right to return goods which are defective or otherwise unsuitable for sale. The Company issues refunds to customers or replaces goods which are rejected.

The Company's policy is to provide a reserve for estimated uncollectible trade accounts receivable, if any. The Company also provides a reserve for estimated sales returns and related disposal costs. Net sales revenue reflects the reduction for the reserve for sales returns, discounts and freight-out.

f. Advertising


The Company charges the cost of advertising to expense as incurred. The Company had no advertising expense in the period from inception to December 31, 1994. The Company incurred approximately $48,000 of advertising expense during the year ended December 31, 1995, which is reflected in Selling and Marketing Expenses in the accompanying financial statements.


g. New Accounting Pronouncements


Long-Lived Assets

In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This statement is effective for fiscal years beginning after December 15, 1995. The Company will adopt the new standard in 1996. Management does not expect that the new standard will have a material impact on the Company's financial statements.

Stock-Based Compensation

In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the con-

                     HAWAIIAN NATURAL WATER COMPANY, INC.

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

1. Summary of Significant Accounting Policies and Risk Factors  - (Continued)

sideration received or the fair value of the equity instruments issued, whichever is more reliably determinable. This statement is effective for fiscal years beginning after December 15, 1995. The Company will adopt the new standard in 1996. Management has not yet determined the impact that this new standard will have on the Company's financial statements.


h. Inventories


Inventories are stated at the lower of cost (first-in, first-out) or market.


i. Organizational Costs


Costs incurred in organizing the Company are being amortized over a five year period.


j. Fair Value of Financial Instruments

Management believes that it is not practicable to estimate the fair value of the Company's notes payable as of December 31, 1995. Because of the Company's deteriorating financial condition the fair value as of such date may be significantly less than the amounts at which the notes payable are carried.

k. Income Taxes


The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this statement, income tax liabilities and assets are recognized at enacted tax rates for the expected future tax consequences of temporary differences between carrying amounts and the tax basis of assets and liabilities. A reserve is provided to reduce the tax effect of deferred tax assets to estimated realizable value.


l. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

m. Loss Per Common and Common Equivalent Share

Loss per Common and Common Equivalent Share is based on the weighted average number of Common and Common Equivalent Shares issued and outstanding during the period of 1,202,540 and 861,357 for 1995 and 1994, respectively. Loss per Common and Common Equivalent Share and weighted average number of Common and Common Equivalent Shares retroactively reflect the recapitalization of the Company's outstanding common shares on a 1,111.428-for-one basis effected in August 1996 and the conversion of all outstanding shares of convertible preferred stock into 389,000 shares of common stock effected in October 1996. The effect on loss per Common and Common Equivalent Share of all warrants and options issued within twelve months prior to the initial public offering would be anti-dilutive.


2. INVENTORIES

As of December 31, 1995, inventories were comprised of the following:

Raw materials  ................................................     $ 99,394
Finished goods ................................................       79,466
                                                                    ----------
                                                                    $178,860
                                                                    ==========



Raw materials inventory consists of empty bottles, caps, labels and various packaging and shipping materials. Inventory cost as of December 31, 1995, consists of the approximate cost of purchased direct materials.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

3. PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

Leasehold improvements  .........................                   $144,855
Assets under capital lease  .....................                    194,225
Machinery and equipment  ........................                    148,569
                                                                    ----------
                                                                     487,649
Less: Accumulated depreciation and amortization                      (49,846)
                                                                    ----------
                                                                    $437,803
                                                                    ==========

Depreciation and amortization expense for the period from inception to December 31, 1994 was insignificant. Depreciation expense for the year ended December 31, 1995 was $49,780 and is reflected in General and Administrative Expenses in the accompanying financial statements.

4. RELATED PARTY TRANSACTIONS

In May 1995, the Company executed a $100,000 unsecured promissory note (the "Loan") due to a business in which the Company's Secretary/Treasurer is the president and a stockholder. The interest rate on the Loan is 12 percent, interest is due monthly and principal was originally due on June 24, 1995. The loan is currently past due and a demand for payment has been made. The Loan is guaranteed by certain of the Company's directors and an affiliate. The Company plans to repay $50,000 of the principal and accrued interest to date on the Loan with proceeds from a planned private placement. The balance will be retired with the proceeds from a planned initial public offering (see Notes 1 and 13).

In 1995, the Company purchased water purification machinery for $25,000 from a business controlled by the Company's President.

The Company's President and Secretary/Treasurer are owners of a principal stockholder of the Company. The Company paid total salaries to these individuals of approximately $28,000 and $102,000 in 1994 and 1995, respectively. These expenses are reflected in General and Administrative Expenses in the accompanying financial statements. In August 1995, the Company's Secretary/Treasurer orally agreed to defer payment of his salary, until the Company achieves breakeven, as defined. This is reflected as Deferred Compensation in the accompanying balance sheet.

The Company subleases a portion of its office space to a stockholder and another business owned by the Company's President. The Company leases the space under a month-to-month lease agreement, calling for monthly rental payments of approximately $1,760. The Company receives rental payments of approximately $400 per month from its sublessees.

The Company leases its bottling facility and surrounding property, including the water source and pumping equipment from a principal stockholder, under a 50 year lease (see Note 8.b.).

5. BANK LOAN

The Company's bank loan consists of a revolving line of credit with a bank bearing interest at the bank's prime rate (as defined) plus 2 percent (10.5 percent at December 31, 1995) and was due March 1996. The line is secured by accounts receivable, inventory and equipment of the Company and is guaranteed by certain of the Company's directors and an affiliate. As of December 31, 1995 the Company had drawn all available amounts under this line. On June 10, 1996, the bank demanded full repayment of the line. The Company intends to use a portion of the proceeds from the private placement (see Notes 1 and 13) to pay the outstanding balance.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

5. Bank Loan  - (Continued)

The Company paid and expensed no interest in 1994 and expensed approximately $53,000 of interest in 1995. The Company paid approximately $46,000 of interest in 1995.

6. CURRENT LIABILITIES

Unearned revenue represents cash collected from a foreign distributor for a sale which had not yet been shipped at December 31, 1995.

Approximately $320,000 of the Company's accounts payable were past due as of December 31, 1995.

7. INCOME TAXES

Certain items of expense are recognized in different periods for income tax purposes than for financial reporting purposes.

As of December 31, 1995, the Company had approximately $795,000 of net operating loss (NOL) carryforwards available to reduce future taxable income. These NOL carryforwards begin to expire in 2010. The major temporary differences as of December 31, 1995, primarily relate to certain accrued liabilities not currently deductible for tax purposes.

The deferred tax asset as of December 31, 1995 consisted of the following:

 Net operating loss carryforward  ...................              $ 318,000
Accrued liabilities not deductible for tax purposes .                 11,000
                                                                   -----------
                                                                     329,000
Valuation allowance  ...............................                (329,000)
                                                                   -----------
Net deferred tax asset  ............................               $      --
                                                                   ===========

Due to the uncertainty of its future realization, the net deferred tax asset has been fully reserved. The Company recorded valuation allowances of $32,000 and $297,000 for the period from inception to December 31, 1994 and for the year ended December 31, 1995, respectively. Upon the close of the planned initial public offering, the Company will be subject to Internal Revenue Code
Section 382 which will limit the Company's ability to utilize net operating losses generated prior to the closing.

The Company paid no taxes and had no net deferred or current tax provision/benefit for the period from inception to December 31, 1994 and the year ended December 31, 1995.

8. COMMITMENTS AND CONTINGENCIES

a. Capital Lease Obligations

The Company leases machinery and equipment under capital leases which expire on various dates through April 2000. As of December 31, 1995, future minimum payments were as follows:

1996  ................................                              $ 49,998
1997  ................................                                49,998
1998  ................................                                49,998
1999  ................................                                46,231
2000  ................................                                 1,198
                                                                    ----------
Total Future Minimum Payments  .......                               197,423
 Less -- Amount Representing Interest .                               37,324
                                                                    ----------
Total Capital Lease Obligations  .....                               160,099
 Less -- Current Portion  ............                                32,424
                                                                    ----------
Noncurrent Portion  ..................                              $127,675
                                                                    ==========

                      HAWAIIAN NATURAL WATER COMPANY, INC.

            FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

  8. Commitments and Contingencies  - (Continued)

These capital leases are guaranteed by certain of the Company's directors and an affiliate.

b. Operating Lease Obligations

The Company leases its bottling facility and surrounding property, including the water source and pumping equipment from a principal stockholder, under a 50 year lease. The lease can be renewed at the Company's option for an additional 50 years.

In July 1996, the lease was amended to establish base rent at $2,000 per month and percentage rent at two percent of net annual sales, as defined, provided that net sales are at least $1,700,000. Other significant provisions of the lease unaffected by the amendment include:

o Provision to allow lessor to draw up to 50 percent of the water flow from the well.

o Provision to require the Company to relocate on six months advance written notice (this provision was subsequently removed by the July 1996 amendment described below).

o The Company is required to maintain adequate levels of insurance for the property.

Based on the terms of the amended lease the future minimum lease payments as of December 31, 1995 were as follows:

1996  ......................................................     $   24,000
1997  ......................................................         24,000
1998  ......................................................         24,000
1999  ......................................................         24,000
2000  ......................................................         24,000
Thereafter  ................................................      1,050,000
                                                                 ------------
                                                                  $1,170,000
                                                                 ============


The Company paid approximately $6,000 and $23,000 in lease payments in 1994 and 1995, respectively, which is reflected in General and Administrative Expenses in the accompanying financial statements.

In July 1996, the lease was further amended to include the following provisions, effective concurrent with the closing of the proposed private placement (see Note 13):

o Rent is the greater of $5,000 per month (Base Rent), adjusted every five years based upon changes in the consumer price index in Hawaii, as defined, or two percent of the Company's gross revenue, as defined.

o The lease entitles the Company to exclusive use of the water source, except that the lessor may draw up to 50 percent of the water flow for use in beverage production other than the sale of natural water.

c. Insurance

The Company maintains the following insurance coverages:

o  General Liability -- $2,000,000 aggregate and $1,000,000 each occurrence.

o Property -- all risk of physical damage and loss, excluding earthquake and flood up to $706,000 ($35,000 deductible).

The Company also maintains minimum worker's compensation coverage and ocean marine cargo insurance written on the value of each shipment. The Company has an equipment floater policy. The Company does not maintain coverages for foreign liability, business interruption, earthquake and flood, or mechanical breakdown.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

9. SIGNIFICANT CUSTOMERS AND SUPPLIERS

During 1995, approximately 81 percent of the Company's sales were made through a Hawaiian distribution company (the "Distributor"). In 1996, the Distributor sold the distributorship to a new company that decided not to carry the Company's product. The Company has since negotiated an oral agreement with a new distribution company in Hawaii. As such, management does not expect the loss of the Distributor to have a material adverse impact on the Company's sales.

During 1995, the Company imported all of its bottles from a single-source supplier. In December 1995, the Company entered into a three-year Blow Molding Agreement (the "Agreement") with a bottle vendor (the "Vendor") to install and operate a bottle-making machine at the Company's production facility. The machine was installed, tested and became fully operational in July 1996. The Company is committed to purchase a minimum of $750,000 of bottles, as defined, each year from the Vendor. The Agreement automatically renews for a one year term, unless terminated.

In July 1996, an officer of the Vendor was appointed a director of the Company.

10. SALES RETURNS

During 1995, the Company sold approximately $133,000 (13,000 cases) of product to a Japanese importer (the "Importer"). A portion of this shipment was rejected by the Importer due to dust particle contamination from labels, the cause of which the Company subsequently identified and corrected. The Importer returned 8,000 cases in 1995 to the Company and the Company reversed approximately $83,000 of sales and credited the customer for the returned product. The Company resold the majority of the product in the first quarter of 1996 at the Company's approximate cost of $43,000. In connection with the return of these goods, the Company was required to pay various freight, storage and customs charges related to these shipments totaling approximately $67,000. This amount is recorded in Accrued Expenses and Other Current Liabilities in the accompanying financial statements. In July 1996, the Company received a credit of approximately $26,000 from the manufacturer of its labels in settlement of the dust particle contamination issue. This credit was applied to past due accounts payable to the manufacturer.

11. FOREIGN SALES

The Company sells its product directly to foreign distributors. All sales are made in U.S. dollars. There were no export sales for the period from inception to December 31, 1994. Export sales to Asia and the Pacific Islands for the year ended December 31, 1995 (net of Japan sales returns of approximately $83,000 as discussed above) were approximately $80,000.

12. CONSULTING AGREEMENTS

a. Financial Advisor

In October 1995, the Company entered into a consulting agreement with a financial advisor (the "Advisor") for a 12 month term. The Advisor was engaged to evaluate the Company's capital structure and requirements, to evaluate potential acquisition or joint venture candidates and to provide other strategic planning services to the Company. The Advisor's fee will be $120,000 for the term of the agreement, payable in installments, as defined, through January 1997. The Company recorded $20,000 of consulting expense during 1995 which is reflected in Accrued Expenses and Other Current Liabilities and General and Administrative Expenses in the accompanying financial statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

12. Consulting Agreements  - (Continued)

b. Sales Representative

In 1995, the Company entered into an agreement with an individual to be the Company's exclusive sales agent (the "Agent") for the Western Region of the United States. The Company paid the Agent a fee of $2,000 per month in 1995, commencing June 1995. In June 1996, the Agent became a Vice President of the Company.

c. Marketing Consultant


In July 1996, the Company engaged an outside marketing consultant to develop a marketing plan for the Company. The marketing consultant's fee will be approximately $25,000.


13. SUBSEQUENT EVENTS

a. Financing Arrangements

In anticipation of the following financial arrangements, in June 1996, the Company increased the authorized shares of its common stock to 20,000,000 shares. In August 1996, the Company effected a 1,111.428 for 1 common stock split.

Private Placement -- In September 1996, the Company is planning to offer for sale to persons who qualify as "accredited investors," as defined, a total of thirty Units (the "Offering"), each Unit (the "Unit") consisting of (i) an unsecured promissory note of the Company in the principal amount of $50,000 bearing interest at the rate of 10 percent per annum (the principal balance and accrued interest of which is due and payable on the earlier of (a) the closing of the sale of securities or other financing of the Company from which the Company receives gross proceeds of at least $2 million or (b) one year from the date of issuance), and (ii) 25,000 warrants (the "Warrants") of the Company, each Warrant exercisable to purchase one share of common stock of the Company, no par value (the "Common Stock"), at an exercise price of $1.50 per share, subject to adjustment under certain circumstances, during the thirty-six month period commencing one year from the date the Warrants are issued. The Warrants will not confer upon the holders thereof any voting or other rights of a stockholder of the Company. In the event that the Company consummates an initial public offering of its securities (the "IPO") prior to the last day on which the Warrants may be exercised and such IPO includes warrants (the "Public Warrants") to purchase shares of Common Stock, each Warrant which is then unexercised will automatically, without any action by the holder thereof be converted into a new warrant exercisable to purchase the same number of shares of Common Stock as are then purchasable pursuant to the Warrant but otherwise having terms identical to those of the Public Warrants, including, but not limited to, the anti-dilution provisions and the exercise price thereof which, in all likelihood, will be higher than the exercise price of the Warrants.

The Units will be offered through a placement agent (the "Placement Agent") on an exclusive basis. In consideration for placing the Units, the Placement Agent will receive, upon the closing of the offering, a sales commission equal to 10 percent of the aggregate subscription price of the Units sold plus an expense allowance equal to three percent of the aggregate subscription price. The Placement Agent will also be entitled to receive 150,000 Warrants and reimbursements for legal fees not to exceed $50,000.

Initial Public Offering -- In May 1996, the Company received a Letter of Intent from an underwriter (the "Underwriter") to act as the Managing Underwriter in connection with the proposed IPO of units ("IPO Units") each consisting of one share of Common Stock and one Public Warrant issued by the Company. It is contemplated that the Underwriter shall underwrite, on a firm commitment basis, such number of IPO Units resulting in gross proceeds of approximately $5 million in an initial public offering.

Private Investor Borrowing -- In May 1996, the Company entered into a $100,000 subordinated, unsecured note agreement (the "Borrowing") with a private investor (the "Lender"). The Borrowing bears interest at 12 percent

                     HAWAIIAN NATURAL WATER COMPANY, INC.

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

13. Subsequent Events  - (Continued)

per annum and is due in one year. Concurrent with the Borrowing, the Lender also received a common stock purchase warrant (the "Investor Warrant") to purchase 24,351 shares of the common stock of the Company at a total exercise price of approximately $.22. The Investor Warrant is exercisable at any time during a period of five years commencing May 1996.

Stockholder Loans -- Subsequent to year-end, three stockholders collectively loaned the Company $407,715 on an unsecured basis, bearing interest at 12 percent and due in 1997.

Increase in Authorized Preferred Stock -- Concurrent with the closing of the Offering, the Company plans to increase the number of authorized preferred shares to 5,000,000 and change the par value to $1.

Conversion of Preferred Stock To Common Stock -- The holders of the preferred stock have agreed to convert all shares of preferred stock held by them to common stock concurrent with the closing of the Offering. Each share of preferred stock will be converted to one share of common stock on a pre-split basis (or 1,111.428 shares post-split). The cumulative dividend payable to preferred stockholders (approximately $23,000 at December 31, 1995 and $32,000 at June 30, 1996) will be declared at the time of the conversion and will be payable in the form of promissory notes.

Proforma Stockholders' Deficit Information at March 31, 1996 (Unaudited) -- The following schedule reflects the proforma stockholders' deficit as of March 31, 1996, including the planned increase in authorized preferred stock and the planned conversion of preferred stock to common stock (as discussed above). These transactions are expected to occur concurrent with the closing of the Offering. The information in this schedule has not been audited.

                                                                           Pro forma
                                                                        As of March 31,
                                                                             1996
                                                                        ---------------
Preferred stock, $1 par value, 5,000,000 shares authorized, no
  shares issued or outstanding ......................................     $        --
Common stock, no par value, 20,000,000 shares authorized, 1,599,212
  shares issued and outstanding .....................................         442,293
Accumulated deficit  ................................................      (1,043,318)
                                                                        ---------------
  Total stockholders' deficit  ......................................     $  (601,025)
                                                                        ===============


b. Purchase Order

In June 1996, the Company amended the Blow Molding Agreement by increasing its purchase order to $1,825,000 for 10,000,000 bottles for the period from July 1, 1996 to June 30,1997 in order to receive more favorable pricing.

c. Advertising Consultant

On July 31, 1996 the Company entered into a one year agreement with an advertising consultant (the "Consultant"). The Consultant's fee is $5,000 per month. The agreement also provides that the Company, at its discretion, may grant the Consultant stock options. The amount, exercise price, expiration date and other attributes of options to be granted are at the Company's discretion. No options have been granted to the Consultant to date. In August 1996, the Consultant was appointed a director of the Company.

d. Employment Agreement

In August 1996, the Company entered into a 5-year employment agreement (the "Employment Agreement") with its President. The Employment Agreement is subject to automatic renewal for successive one-year periods thereafter unless terminated by either party upon written notice, as defined. The major provisions of the Employment Agreement are as follows:

                     HAWAIIAN NATURAL WATER COMPANY, INC.

           FROM INCEPTION (SEPTEMBER 13, 1994) TO DECEMBER 31, 1995

13. Subsequent Events  - (Continued)

o  Annual salary of $150,000.

o Bonus of up to $100,000 based upon the attainment of certain performance goals to be determined by the Board of Directors.

o Options to purchase 150,000 shares of the Company's stock (post-split) granted immediately prior to the closing of the Offering at an exercise price equal to the initial public offering price, subject to certain adjustments as defined. One-third of these options will become vested on each of the first, second and third anniversaries of the date of the Employment Agreement, provided the Employment Agreement is still in effect.

o Covenant not to compete with the Company in the sale of natural water for a period of one year following termination of the Employment Agreement.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                     BALANCE SHEET -- SEPTEMBER 30, 1996
                                 (UNAUDITED)

   Although the following unaudited financial statements for the nine months ended September 30, 1996 have not been audited by Arthur Andersen LLP, Arthur Andersen LLP, has informed the Company that, if the uncertainty described in
Note 1 continues to exist at the time of their audit of the financial statements for the year ended December 31, 1996, their report on those statements will include an explanatory fourth paragraph describing the uncertainty.

                                             ASSETS
CURRENT ASSETS:
     Cash  ........................................................................   $ 10,890
     Restricted Cash  .............................................................    100,000
     Inventories  .................................................................     46,572
     Trade Accounts Receivable  ...................................................     60,694
     Prepaid Expenses  ............................................................     10,840
                                                                                    ----------
          Total Current Assets  ...................................................    228,996
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of
   $94,551 ........................................................................    435,092
DEPOSITS  .........................................................................      6,262
ORGANIZATIONAL COSTS, net of accumulated amortization of $1,804  ..................      2,705
DEFERRED CHARGES AND OTHER  .......................................................    172,946
                                                                                    ----------
          Total Assets  ...........................................................   $846,001
                                                                                    ==========



                                             LIABILITIES
CURRENT LIABILITIES:
     Accounts Payable  ............................................................$   566,905
     Loans Payable to Related Parties  ............................................    507,715
     Loans Payable  ...............................................................    400,000
     Accrued Expenses and Other Current Liabilities  ..............................    171,439
     Unsecured Advances From Related Parties  .....................................     90,272
     Dividends Payable  ...........................................................     36,556
     Deferred Compensation  .......................................................     35,000
     Capital Lease Obligation -- Current Portion  .................................     24,750
                                                                                   ------------
          Total Current Liabilities  ..............................................  1,832,637
CAPITAL LEASE OBLIGATION -- Net of Current Portion  ...............................    115,742
                                                                                   ------------
          Total Liabilities  ......................................................  1,948,379
                                                                                   ------------
COMMITMENTS AND CONTINGENCIES

                                        STOCKHOLDERS' DEFICIT
STOCKHOLDERS' DEFICIT:
     Preferred Stock, 8% cumulative, convertible; $666.67 par value; 500 authorized;
        350 shares issued and outstanding (convertible into an aggregate of 389,000
        shares of common stock) ...................................................    233,334
     Common Stock, no par; 20,000,000 authorized; 1,210,212 shares issued and
        outstanding ...............................................................    208,959
     Accumulated Deficit  ......................................................... (1,544,671)
                                                                                   -----------
          Total Stockholders' Deficit  ............................................ (1,102,378)
                                                                                   -----------
          Total Liabilities and Stockholders' Deficit  ............................$   846,001
                                                                                   ===========


                      See Notes to Financial Statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                           STATEMENTS OF OPERATIONS

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                 (UNAUDITED)

                                                 Nine Months       Nine Months
                                                    Ended             Ended
                                                September 30,     September 30,
                                                    1995              1996
                                               ---------------   ---------------
NET SALES  .................................      $ 534,611         $ 748,600
COST OF SALES  .............................        531,335           698,710
                                               ---------------   ---------------
    Gross Margin  ..........................          3,276            49,890
EXPENSES:
  General and Administrative  ..............        294,138           533,464
  Selling and Marketing  ...................        117,241           137,742
                                               ---------------   ---------------
                                                    411,379           671,206
0THER INCOME (EXPENSE):
  Interest Income  .........................          2,179                --
  Interest Expense  ........................        (38,559)          (65,498)
                                               ---------------   ---------------
                                                    (36,380)          (65,498)
                                               ---------------   ---------------
    Net Loss  ..............................      $(444,483)        $(686,814)
                                               ===============   ===============
LOSS PER COMMON AND COMMON EQUIVALENT SHARE       $   (0.42)        $   (0.43)
                                               ===============   ===============


                      See Notes to Financial Statements.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996

                                  (UNAUDITED)

                                              Common Stock               Preferred Stock
                                       --------------------------   --------------------------
                                                                                                                       Total
                                         Number of                   Number of                    Accumulated      Stockholders'
                                          Shares        Amount         Shares        Amount         Deficit           Deficit
                                        -----------   -----------    -----------   -----------   --------------   ---------------

BALANCE AT DECEMBER 31, 1995  .......    1,210,212     $208,959         350         $233,334      $   (843,857)     $   (401,564)

   Preferred cumulative dividends --
     January 1 - September 30, 1996 .           --           --          --               --          (14,000)          (14,000)
   Net loss -- January 1 - September
     30, 1996  ......................           --           --          --               --         (686,814)         (686,814)
                                        -----------   -----------    -----------   -----------   --------------   ---------------

BALANCE AT SEPTEMBER 30, 1996  ......    1,210,212     $208,959         350         $233,334      $(1,544,671)      $(1,102,378)
                                        ===========   ===========    ===========   ===========   ==============   ===============


                      See Notes to Financial Statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                           STATEMENTS OF CASH FLOWS

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                 (UNAUDITED)


                                                                                Nine Months       Nine Months
                                                                                   Ended             Ended
                                                                               September 30,     September 30,
                                                                                   1995              1996
                                                                              ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ...............................................................      $(444,483)       $ (686,814)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization  .......................................         35,653            45,381
     Net increase in current assets  ......................................       (300,294)          (35,227)
     Net increase in current liabilities  .................................        264,626           251,163
     Increase in deposits  ................................................         (6,378)               --
                                                                              ---------------   ---------------
          Net cash used in operating activities  ..........................       (450,876)         (425,497)
                                                                              ---------------   ---------------
CASH USED IN INVESTING ACTIVITIES --
   Purchase of property and equipment, net ................................       (160,009)          (41,993)
                                                                              ---------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of common stock .....................................        121,388                --
   Proceeds from sale of preferred stock ..................................        100,000                --
   Proceeds from bank loan ................................................        278,370                --
   Proceeds from private investor loan ....................................             --           100,000
   Proceeds from loans payable to related parties .........................        100,000           407,715
   Proceeds from unsecured advances from related parties ..................             --           100,272
   Purchase of Restricted Certificate of Deposit ..........................                         (100,000)
   Repayment of unsecured advances from related parties ...................             --           (10,000)
   Repayment of principal on capital leases ...............................         (7,667)          (19,607)
                                                                              ---------------   ---------------
          Net cash provided by financing activities  ......................        592,091           478,380
                                                                              ---------------   ---------------
NET INCREASE (DECREASE) IN CASH  ..........................................        (18,794)           10,890
CASH, beginning of period  ................................................         18,794                --
                                                                              ---------------   ---------------
CASH, end of period  ......................................................      $       --        $  10,890
                                                                              ===============   ===============
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITY:
   Preferred dividends ....................................................      $  14,000         $  14,000
                                                                              ===============   ===============



                      See Notes to Financial Statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                                 (UNAUDITED)

                        NOTES TO FINANCIAL STATEMENTS

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

1. GENERAL

The interim unaudited operating results for the nine months ended September 30, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary in order to make the financial statements not misleading. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years. Due to the accumulated deficit, negative cash flow from operations and significant liabilities, some of which are past due as of September 30, 1996 and for the nine months then ended, there continues to be substantial doubt about the Company's abilities to continue as a going concern. Managements plans in regard to this matter as well as certain othere risk factors are more fully described in Note 1 to the December 31, 1995 audited financial statements. Refer to the December 31, 1995 notes to financial statements on page F-8 of this document for further information.


2. LOSS PER COMMON AND COMMON EQUIVALENT SHARE

Loss per Common and Common Equivalent Share is based on the weighted average number of Common and Common Equivalent Shares issued and outstanding during the period of 1,599,212 and 1,070,306 for 1996 and 1995, respectively. Loss per Common and Common Equivalent Share and weighted average number of Common and Common Equivalent Shares retroactively reflect the recapitalization of the Company's outstanding common shares on a 1,111.428-for-one basis effected in August 1996 and the conversion of all outstanding shares of convertible preferred stock into 389,000 shares of common stock effected in October 1996. The effect on loss per Common and Common Equivalent Share of all warrants and options issued within twelve months prior to the initial public offering would be anti-dilutive.

3. RESTRICTED CASH


Restricted cash consists of a bank certificate of deposit to provide additional security for the repayment of a $300,000 past-due bank loan. This bank loan was repaid in October 1996 (see Note 9).


4. INVENTORIES


   As of September 30, 1996, inventories were comprised of the following:

Raw materials  ..................................................    $23,585
Finished goods ..................................................     22,987
                                                                     ---------
                                                                     $46,572
                                                                     =========


5. SIGNIFICANT CUSTOMERS AND SUPPLIERS


In 1995, approximately 81 percent of the Company's sales were made through a Hawaiian distribution company (the "Distributor"). In 1996, the Distributor sold the distributorship to a new company that decided not to carry the Company's product after May 1996. In June 1996, the Company negotiated an oral agreement with a new distribution company in Hawaii. For the nine months ended September 30, 1996, approximately 67 percent of the Company's sales were made through these two Hawaiian distributors.

Prior to July 1996, the Company imported all of its bottles from a single-source supplier. Subsequent to July 1996, the Company began to purchase bottles from a vendor who operates a bottle-making machine at the Company's production facility. The Company is committed to purchase a minimum of $750,000 of bottles per year, as defined, for three years. The Agreement automatically renews for a one year term, unless terminated. In June 1996, the Company amended the Blow Molding Agreement by increasing its purchase order to $1,825,000 for 10,000,000 bottles for the period from July 1, 1996 to June 30,1997 in order to receive more favorable pricing.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                                 (UNAUDITED)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996


6. SALES RETURNS


Prior to September 1995, the Company sold approximately $133,000 (13,000 cases) of product to a Japanese importer (the "Importer"). In November 1995, a portion of this shipment was rejected by the Importer due to dust particle contamination from labels, the cause of which the Company subsequently identified and corrected. The Importer returned 8,000 cases in the fourth quarter of 1995 to the Company and the Company reversed approximately $83,000 of sales and credited the customer for the returned product. The Company resold the majority of the product in the first quarter of 1996 at the Company's approximate cost of $43,000. In connection with the return of these goods, the Company was required to pay various freight, storage and customs charges related to these shipments totaling approximately $67,000. This amount was also recorded in the fourth quarter of 1995. In July 1996, the Company received a credit of approximately $26,000 from the manufacturer of its labels in settlement of the dust particle contamination issue. This credit was applied to past due accounts payable to the manufacturer.


7. FOREIGN SALES


The Company sells its product directly to foreign distributors. All sales are made in U.S. dollars. Export sales to Asia and the Pacific Islands for the nine months ended September 30, 1996 and 1995 (net of Japan sales returns of approximately $83,000 in 1995 as discussed above) were approximately $116,000 and 80,000, respectively.


8. PAST DUE LIABILITIES


   The following liabilities were past due as of September 30, 1996:

Loan payable to related party ..................................    $100,000
Loan payable to bank  ..........................................     300,000
Accrued interest payable  ......................................      12,000
Accounts payable  ..............................................     358,000
                                                                    ----------
                                                                    $770,000
                                                                    ==========


9. SUBSEQUENT EVENT -- OFFICE LEASE COMMITMENT


In October 1996 the Company vacated its former office space and entered into a 3-year lease for new office and warehouse space in Honolulu. Monthly minimum rental payments are $3,000 for the term of the lease.


10. SUBSEQUENT EVENT -- $1.5 MILLION BRIDGE LOAN


On October 7, 1996 the Company successfully completed a bridge financing (the "Bridge Financing"), consisting of (i) an aggregate of $1.5 million of unsecured promissory notes of the Company bearing interest at the rate of 10 percent per annum (the principal balance and accrued interest of which is due and payable on the earlier of (a) the closing of the sale of securities or other financing of the Company from which the Company receives gross proceeds of at least $2 million or (b) one year from the date of issuance), and (ii) an aggregate of 750,000 warrants (the "Warrants") of the Company, each Warrant exercisable to purchase one share of common stock of the Company, no par value (the "Common Stock"), at an exercise price of $1.50 per share, subject to adjustment under certain circumstances, during the thirty-six month period commencing October 10, 1997. The Warrants will not confer upon the holders thereof any voting or other rights of a stockholder of the Company. In the event that the Company consummates an initial public offering of its securities (the "IPO") prior to the last day on which the Warrants may be exercised and such IPO includes warrants (the "Public Warrants") to purchase shares of Common Stock, each Warrant which is then unexercised will automatically, without any action by the holder

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                                 (UNAUDITED)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

10. Subsequent Event -- $1.5 Million Bridge Loan  - (Continued)

thereof be converted into a new warrant exercisable to purchase the same number of shares of Common Stock as are then purchasable pursuant to the Warrant but otherwise having terms identical to those of the Public Warrants, including, but not limited to, the anti-dilution provisions and the exercise price thereof which, in all likelihood, will be higher than the exercise price of the Warrants. The Warrants were valued by the Company at $187,500 in the aggregate and will be recorded as original issue discount in October 1996.

In connection with the Bridge Financing, the Company also issued 150,000 warrants to the placement agent (the "Placement Agent Warrants"), each Warrant exercisable to purchase one share of Common Stock at an exercise price of $1.50 per share, subject to adjustment under certain circumstances, and expiring on October 10, 2001. In the event that the Company successfully completes an IPO within one year of the date of the Bridge Financing and uses the same placement agent for the IPO as for the Bridge Financing, the Placement Agent Warrants will be canceled. The Company anticipates completing an IPO in early 1997 and expects to use a portion of the IPO proceeds to repay the Bridge Financing.

Direct costs of completing the Bridge Loan totaled approximately $378,000. Costs incurred through September 30, 1996 of approximately $158,000 were accrued and are reflected as Deferred Charges and Other in the accompanying balance sheet. The remaining costs will be recorded in October 1996 upon the closing of the Bridge Loan.

The net proceeds of the bridge loan were used as follows:

Repayment of past-due bank loan  ..................                $  300,000
Partial repayment of past-due loan from affiliate                      50,000
Repayment of past-due interest  ...................                    12,000
Reserve for IPO costs  ............................                   250,000
General working capital needs  ....................                   510,000
                                                                   -----------
  Total net proceeds  .............................                $1,122,000
                                                                   ===========


11. PROFORMA STOCKHOLDERS' DEFICIT INFORMATION AT SEPTEMBER 30 , 1996
(UNAUDITED)


The following schedule reflects the proforma stockholders' deficit as of September 30, 1996, including the increase in authorized preferred stock and the conversion of preferred stock to common stock which occurred concurrent with the closing of the Bridge Financing. See the December 31, 1995 financial statement footnotes for more information.

                                                                          Pro forma as
                                                                        of September 30,
                                                                              1996
                                                                        ----------------
Preferred stock, $1 par value, 5,000,000 shares authorized, no
  shares issued or outstanding ......................................     $         --
Common stock, no par value, 20,000,000 shares authorized, 1,599,212
  shares issued and outstanding .....................................         442,293
Accumulated deficit  ................................................      (1,043,318)
                                                                        ----------------
  Total stockholders' deficit  ......................................     $   (601,025)
                                                                        ================


12. INITIAL PUBLIC OFFERING


In May 1996, the Company received a Letter of Intent from an underwriter (the "Underwriter") to act as the Managing Underwriter in connection with the proposed IPO of units ("IPO Units") each consisting of one share of Common Stock and one Public Warrant issued by the Company. It is contemplated that the Underwriter shall

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                                 (UNAUDITED)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

12. Initial Public Offering  - (Continued)

underwrite, on a firm commitment basis, 2,000,000 IPO Units resulting in gross proceeds of $8 million in an initial public offering. The Underwriter also has the option to purchase all or part of an additional fifteen percent of the securities to be offered from the Company to cover any over-allotments for a period of forty-five days from the date of the Registration Statement.

Each Public Warrant is expected to be exercisable to purchase one share of Common Stock at a price per share equal to 150 percent of the IPO price per Unit, subject to adjustment, and will expire 5 years after the date of issuance. Commencing 12 months after the effective date of the proposed IPO, with the consent of the Underwriter, the Company shall have the right to redeem all, but not less than all, of the Public Warrants at a price equal to five cents per Public Warrant, subject to certain conditions.

Upon the closing of the proposed offering, the Company plans to issue and sell to the Underwriter 5-year warrants to purchase such number of Units as shall equal ten percent of the number of Units to be offered (excluding over-allotments) at a price of $.0001 per warrant. Each warrant may be exercised at any time during a period of four years commencing at the beginning of the second year after their issuance and sale, to purchase one Unit at an exercise price of 120 percent of the IPO price per Unit.


13. STOCK OPTIONS

In October 1996 and January 1997, the Company granted to its President and Chief Financial Officer an aggregate of 225,000 options to purchase the Company's Common Stock at $4.00 per share, subject to adjustment.

==============================================================================

   No underwriter, dealer, sales representative, or any other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Securityholder or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction where such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
                                    ------

                              TABLE OF CONTENTS

                                                                        Page
                                                                     ---------
Prospectus Summary  .................................................     4
Risk Factors  .......................................................     8
The Company  ........................................................    14
Use of Proceeds  ....................................................    14
Dividend Policy  ....................................................    15
Capitalization  .....................................................    17
Dilution  ...........................................................    17
Selected Financial Data  ............................................    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ........................................................    19
Business  ...........................................................    23
Management  .........................................................    30
Principal Stockholders  .............................................    34
Selling Securityholders  ............................................    35
Certain Transactions  ...............................................    37
Description of Capital Stock  .......................................    38
Securities Eligible for Future Sale  ................................    40
Underwriting  .......................................................    41
Legal Matters  ......................................................    43
Experts  ............................................................    43
Available Information  ..............................................    43
Index to Financial Statements  ......................................   F-1


   Until       , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

==============================================================================

==============================================================================

[LOGO] consisting of a pink orchid superimposed on a blue, green and white rectangular background with the following text "BOTTLED AT THE SOURCE" appearing above the rectangle and "MAUNA LOA VOLCANO HAWAIIAN SPRINGS (TM) NATURAL ARTESIAN WATER" appearing below the rectangle.]






                               HAWAIIAN NATURAL
                             WATER COMPANY, INC.








                               2,000,000 UNITS






                                    ------
                                  PROSPECTUS
                                    ------






                        JOSEPH STEVENS & COMPANY, INC.





                                       , 1997

==============================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article IX of the Registrant's Articles of Incorporation provides as follows:

   "Each director or officer, or former director or officer of this corporation, and his legal representatives, shall be indemnified by the corporation against liabilities, expenses, counsel fees and costs reasonably incurred by him or his estate in connection with, or arising out of, any action, suit, proceeding or claim in which he is made a party by reason of his being or having been such a director or officer; and any person who, at the request of this corporation, serves as director or officer of another corporation in which this corporation owned corporate stock, and his legal representative, shall in like manner be indemnified by this corporation; provided, that in neither case shall the corporation indemnify such director or officer with respect to any matter as to which he shall be finally adjudged liable for negligence or misconduct in the performance of this duty to the corporation unless and only to the extent that the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court shall deem proper, and shall further be indemnified as to any compromise or settlement of any such action, suit or proceeding or claim asserted against such director or officer (including expenses, counsel fees and costs reasonably incurred in connection therewith), provided the Board of Directors shall have first approved such proposed compromise settlement and determined the officer or director involved was not guilty of negligence or misconduct; but, in taking such action, any director involved shall not be qualified to vote thereon, and if for this reason a quorum of the Board cannot be obtained to vote on such matter, it shall be determined by a committee of three (3) persons appointed by the shareholders at a duly called special meeting or a regular meeting. In determining whether or not a director or officer was guilty of negligence or misconduct in relation to any such matter, the Board of Directors or committee appointed by the shareholders, as the case may be, may rely conclusively upon an opinion of independent counsel selected by such Board or Committee. The right to indemnification herein provided shall not be exclusive of any other right to which such director or officer may be lawfully entitled.

   The Registrant maintains liability insurance on behalf of its officers and directors. The Registrant has not entered into any indemnity agreements, and has no indemnification arrangements, with any of its officers and directors except as described above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the various estimated expenses in connection with the sale and distribution of the securities registered hereby, other than sales commissions and the non-accountable expense allowance payable to the Underwriter:

Registration Fee  ...............................               $   8,334.00
NASD Fee  .......................................                   3,250.00
NASDAQ Listing Fee  .............................                  10,000.00
Legal Fees and Expenses  ........................                  85,000.00
Blue Sky Fees and Expenses  .....................                  45,000.00
Accounting Fees and Expenses  ...................                  45,000.00
Printing and Engraving Expenses  ................                  60,000.00
Insurance Premium re Securities Act Liabilities                    40,000.00(1)
Transfer Agent's Fees and Expenses  .............                   2,500.00
Miscellaneous Expenses  .........................                  10,916.00
                                                                --------------
  TOTAL  ........................................                $310,000.00
                                                                ==============

   All of the foregoing expenses will be borne by the Registrant. The Selling Securityholders will not bear any of such expenses.

------
* To be filed by amendment
(1) Such insurance premium will be expensed over the period covered by the policy. No such expense has been incurred to date.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

   The Registrant was initially capitalized in September 1994 through the issuance of an aggregate of (i) 639,071 shares of Common Stock, no par value ("Common Stock"), to two investors in exchange for an aggregate of $51,000 in cash and certain leasehold rights to the Registrant's bottling facility as described in the Prospectus constituting Part I of this Registration Statement (the "Prospectus") under the heading "Business--Facilities," and
(ii) 350 shares of Convertible Preferred Stock, par value $666.67 per share ("Convertible Preferred Stock"), of which 200 shares were purchased by one investor in exchange for $133,334 in cash and the remaining 150 shares were purchased by another investor in exchange for a promissory note in the amount of $100,000, which was paid in full in March 1995. In October 1995, all 350 shares of Convertible Preferred Stock then outstanding were converted into an aggregate of 389,000 shares of Common Stock. The foregoing transactions were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof and the rules and regulations thereunder ("Section 4(2)").

   Reference is made to the information contained in the Prospectus under the heading "Certain Transactions," with respect to subsequent issuances of additional debt and equity securities by the Registrant to its stockholders, which information is incorporated herein by reference. All of such issuances were exempt from registration under the Securities Act pursuant to Section 4(2).

   In May 1996, the Registrant issued a promissory note for $100,000, together with warrants to purchase an aggregate of 24,351 shares of Common Stock at an exercise price of $.000009 per share, to one investor in exchange for $100,000 in cash. Such issuance was exempt from registration under the Securities Act pursuant to Section 4(2).

   Reference is made to the information contained in the Prospectus under the heading "The Company--Recent Bridge Financing," with respect to a $1,500,000 Bridge Financing (as defined therein) consummated by the Registrant in October 1996, which information is incorporated herein by reference. The Bridge Financing was exempt from registration under the Securities Act pursuant to Section 4(2).

ITEM 27. EXHIBITS

   Exhibit
   Number                                                 Description
 -----------                                              -----------
     1.1      Form of Underwriting Agreement*
     3.1      Articles of Incorporation, as amended, of the Registrant
     3.2      By-Laws, as amended, of the Registrant
     4.1      Specimen Stock Certificate for the Registrant's Common Stock**
     4.2      Form of Warrant Agreement between the Registrant and Continental Stock Transfer and Trust Company,
              as Warrant Agent*
     4.3      Form of Underwriter's Warrant Agreement between the Registrant and Joseph Stevens & Company, L.P, including form of Underwriter's Warrant Certificate*
     4.4      Specimen Redeemable Warrant Certificate**
     4.5      Form of Bridge Warrant
     5.1      Opinion of Graham & James**
    10.1      Lease Agreement dated October 3, 1994, as amended, between the Registrant as Lessee and Hawaii Brewery
              Development Co., Inc. as Lessor
    10.2      Blow Molding Agreement dated December 1, 1995, between the Registrant and Bottles Packaging, Inc.
    10.3      Financing Agreement dated March 31, 1995, between the Registrant and First Hawaiian Bank
    10.4      Master Lease Agreement No. A2500, dated December 8, 1994 between the Registrant and First Hawaiian
              Leasing and related agreements
    10.5      Employment Agreement, dated October 10, 1996, between the Registrant and Marcus Bender
    10.6      Stock Option Agreement, dated October 10, 1996, between the Registrant and Marcus Bender
    10.7      Form of Financial Advisory and Consulting Agreement between the Registrant and Joseph Stevens & Company,
              L.P.*
    10.8      Form of Bridge Note
    10.9      Form of Promissory Note evidencing an aggregate of $407,715 in principal amount of indebtedness of the Registant to certain of its affiliates
    10.10     Promissory Note dated May 24, 1995 in the original principal amount of $100,000 payable by the Registant to Inter Island Petroleum, Inc.**



   Exhibit
   Number                                                 Description
 -----------                                              -----------
    23.1      Consent of Arthur Andersen LLP
    23.2      Consent of Graham & James (Included in Exhibit 5.1 hereto)**
    24.1      Power of Attorney*
    27.       Financial Data Schedule

------
 * Filed previously.
** To be filed by amendment.

ITEM 28. UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made pursuant to Rule 415 under the Securities Act, a post-effective amendment to this Registration Statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

   (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the total dollar value of securities offered, if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any additional or changed material information on the plan of distribution.

   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   The Registrant will provide to the underwriter for the offering at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant will:

   (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

   (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned in the City of Honolulu, State of Hawaii on January 29, 1997.


                                        HAWAIIAN NATURAL WATER COMPANY, INC.

                                        By: /s/ Marcus Bender
                                           ---------------------------------
                                           Marcus Bender
                                           President & Chief Executive
                                           Officer

   In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                                  Title                                  Date
 ------------------------   ----------------------------------------------------   -------------------
/s/ Marcus Bender          President and Chief Executive Officer and Director        January 29, 1997
 -----------------------   (Principal Executive Officer)
  Marcus Bender

/s/ Marc Miyahira          Chief Financial Officer (Principal Financial and          January 29, 1997
 -----------------------   Accounting Officer)
  Marc Miyahira


             *             Director                                                  January 29, 1997
 -----------------------
  Brian Barbata


             *             Director                                                  January 29, 1997
 -----------------------
  John Mayo


             *             Director                                                  January 29, 1997
 -----------------------
  Michael Chagami


             *             Director                                                  January 29, 1997
 -----------------------
  Nathan Keller


             *             Director                                                  January 29, 1997
 -----------------------
  Alexander Brody

*By: /s/ MARCUS BENDER
     --------------------
     Marcus Bender
     Attorney-in-fact


                                EXHIBIT INDEX


1.1         Form of Underwriting Agreement*

3.1         Articles of Incorporation, as amended, of the Registrant

3.2         By-Laws, as amended, of the Registrant

4.1         Specimen Stock Certificate for the Registrant's Common Stock**

4.2         Form of Warrant Agreement between the Registrant and Continental Stock Transfer and Trust Company, as Warrant
            Agent*

4.3         Form of Underwriter's Warrant Agreement between the Registrant and Joseph Stevens & Company, L.P, including form of Underwriter's Warrant Certificate*

4.4         Specimen Redeemable Warrant Certificate**

4.5         Form of Bridge Warrant

5.1         Opinion of Graham & James**

10.1        Lease Agreement dated October 3, 1994, as amended, between the Registrant as Lessee and Hawaii Brewery
            Development Co., Inc. as Lessor

10.2        Blow Molding Agreement dated December 1, 1995, between the Registrant and Bottles Packaging, Inc.

10.3        Financing Agreement dated March 31, 1995, between the Registrant and First Hawaiian Bank

10.4        Master Lease Agreement No. A2500, dated December 8, 1994 between the Registrant and First Hawaiian Leasing and related agreements

10.5        Employment Agreement, dated October 10, 1996, between the Registrant and Marcus Bender

10.6        Stock Option Agreement, dated October 10, 1996, between the Registrant and Marcus Bender

10.7        Form of Financial Advisory and Consulting Agreement between the Registrant and Joseph Stevens & Company,
            L.P.*

10.8        Form of Bridge Note

10.9        Form of Promissory Note evidencing an aggregate of $407,715 in principal amount of indebtedness of the
            Registant to certain of its affiliates

10.10       Promissory Note dated May 24, 1995 in the original principal amount of $100,000 payable by the Registant to Inter Island Petroleum, Inc.**

23.1        Consent of Arthur Andersen LLP

23.2        Consent of Graham & James (Included in Exhibit 5.1 hereto)**

24.1        Power of Attorney*

27.         Financial Data Schedule


------
 * Filed previously.
** To be filed by amendment.